Exhibit 10.2

AMENDED AND RESTATED LEASE

Between

CHP FRIENDSWOOD SNF, LLC,
a Delaware limited liability company

as Landlord,

and

FRIENDSWOOD TRS, LLC,
a Delaware limited liability company

as Tenant

Date of Lease: As of January 1, 2018

Lease – Friendswood SNF

Lease Table of Contents

Table of Contents

(continued)

Lease Table of Contents	ii

LIST OF SCHEDULES AND EXHIBITS

Schedule 1	Base Rent Schedule

Exhibit A	Legal Description of Premises

Exhibit B	Permitted Encumbrances

Exhibit C	Approved Management Agreement

Exhibit D	Management Subordination and Estoppel Agreement

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AMENDED AND RESTATED LEASE

This Amended and Restated Lease (this “Lease”) is made on the Date of Lease specified below, between the Landlord and the Tenant specified below, and amends, restates and supersedes in its entirety that certain Lease dated May 1, 2014, as amended by that certain First Amendment to Lease dated October 31, 2014 and as further amended by that certain Second Amendment to Lease dated October 6, 2015 (collectively, the “Original Lease”). Until the Date of Lease, all terms and conditions of the Original Lease shall remain in full force and effect. On the Date of Lease, the Original Lease shall be deemed terminated with respect to all obligations first arising after the Date of Lease, provided that notwithstanding such termination, those obligations of Landlord and Tenant, if any, that are expressly stated to survive the termination of the Original Lease shall survive such termination.

1.            Fundamental Lease Provisions; Definitions.

1.1           Fundamental Lease Provisions. The following list sets out certain fundamental provisions pertaining to this Lease:

(a)          Date of Lease. As of January 1, 2018.

(b)          Landlord. CHP Friendswood SNF, LLC, a Delaware limited liability company (“Landlord”).

Landlord notice address:	CHP Friendswood SNF, LLC
c/o Summit Healthcare REIT, Inc.
2 South Pointe Drive, Suite 100
Lake Forest, California  92630
Attn:  Kent Eikanas
E-mail:  KEikanas@summithealthcarereit.com
Telephone: (949) 535-1923

(c)          Tenant. Friendswood TRS, LLC, a Delaware limited liability company (“Tenant”).

Tenant notice address:	Friendswood TRS, LLC 1780 Hughes Landing Blvd, Suite 500 The Woodlands, Texas 77380 Attn: Laurence Daspit Email: Laurence.daspit@healthmarkgroup.com Phone: (281) 419-5520 Fax: (281) 419-5527

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with copy to:	Underwood Law Firm 500 S. Taylor Street, Suite 1200 LB 233 Amarillo, Texas 79101 Attn: Gavin J. Gadberry Email: gavin.gadberry@uwlaw.com Phone:(806) 376-5613 Fax:(806) 379-0316

1.2           Definitions. The following list sets out certain definitions used in this Lease:

(a)          “Adverse Healthcare Event”. The occurrence of any of the following at the Facility: any termination or suspension placed upon Tenant or the Healthcare Use of any portion of the Facility, the operation of the Healthcare Business conducted within the Facility or the ability to admit residents or patients for a period in excess of thirty (30) days or if the certification or licensure of any portion of the Property under any Legal Requirements is revoked, or suspended or materially limited for a period in excess of thirty (30) days, including, without limitation, (i) termination of provider agreements without Landlord's consent; or (ii) failure to maintain Tenant's qualifications for licenses, permits, certifications and any other healthcare requirement necessary to continue to operate the Facility for its Healthcare Use.

(b)          “Approved Management Agreement.” That certain management agreement for the Premises by and between Tenant and Manager attached hereto as Exhibit C.

(c)          “AR Lender.” A third party institutional lender providing an AR Loan or AR Financing (as defined below in Section 1.2(d)) to Tenant.

(d)          “AR Loan or AR Financing.” A loan obtained by Tenant from a third party institutional lender secured by the accounts receivable from Tenant’s business operations within the Facility.

(e)          “AR Loan Documents.” All loan documents entered into by Tenant and/or AR Lender evidencing an AR Loan or AR Financing.

(f)          “Base Rent”. The amounts set forth on Schedule 1 hereto for the respective periods specified thereon. (See Section 6.1).

(g)          “Broker.” None.

(h)          “C&C Threshold Repair Amount.” Fifty Thousand and 00/100 Dollars ($50,000.00).

(i)          “Capital Reserve Deposits.” The deposits required to be made by Tenant in the amount of Three Hundred Fifty and 00/100 Dollars ($350.00) per bed annually.

(j)          “Date of Rent Commencement.” Rent (Base Rent and Additional Rent) for the Facility shall commence on January 1, 2018.

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(k)          “EBITDAR.” Earnings before interest, taxes, depreciation, amortization and Rent.

(l)           “Exhibits.” All Exhibits and Schedules to this Lease are incorporated herein by this reference.

(m)         “Facility.” The skilled nursing facility located at 1500 Sunset Drive, Friendswood, Texas and commonly known as Friendship Haven Healthcare & Rehabilitation.

(n)          “FF&E.” All furnishings, furniture, fixtures, and equipment owned by Landlord and used in or about the Premises, but expressly excluding any personal property owned by the residents of the Premises.

(o)          “FHA.” The Federal Housing Administration.

(p)          “Healthcare Business.” The business of operating the Facility for the Healthcare Use.

(q)          “Healthcare Use.” The use of the Facility for skilled nursing.

(r)          “HUD.” The United States Department of Housing and Urban Development.

(s)          “HUD Lender.” A Lender providing a HUD Loan to Landlord on the Premises.

(t)          “HUD Loan.” A new loan secured by the Premises from a Lender insured by HUD.

(u)          “HUD Loan Documents.” The Loan Documents evidencing a HUD Loan on the Premises.

(v)         “HUD Program Requirements.” All applicable statutes and regulations, including all amendments to such statutes and regulations, as they become effective, and all applicable requirements in HUD handbooks, notices and mortgagee letters that apply to the Premises and all requirements by HUD that Tenant’s AR Lender subordinate to HUD Loan in accordance with this Lease, including all updates and changes to such handbooks, notices and mortgagee letters that apply to the Premises, except that changes subject to notice and comment rulemaking shall become effective upon completion of the rulemaking process.

(w)          “Late Charge.” Five percent (5%) of the amount past due.

(x)          “Laws.” As defined below in Section 11.1.

(y)          “Lease Default Rate.” The lower of (a) fourteen percent (14%) per annum, or (b) highest rate permitted to be contracted for under applicable Law.

(z)          “Lease Deposit.” See Section 5.3(c) and Section 6.5.

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(aa)         “Legal Requirements.” As defined below in Section 11.1.

(bb)         “Lender.” Any institutional entity that makes a loan or loans (such loan or loans collectively referred to herein as the “Loan”) to Landlord which is secured by a mortgage, deed of trust or similar instrument (the “Mortgage”) with respect to the Premises and of which Tenant is advised in writing by Landlord, and which may be insured by HUD pursuant to Sections 232 and 223(f) of the National Housing Act, as amended. Any such Loan may be evidenced by one or more promissory notes (collectively referred to herein as the “Note”).

(cc)         “Loan Documents.” Collectively, the Note, the Mortgage and all other documents entered into in connection with the Loan by Landlord and/or Tenant, including, but not limited to, the Regulatory Agreement for a HUD Loan.

(dd)         “Management Agreement.” The management agreement between Tenant and the manager of the Facility.

(ee)         “Manager.” The manager of the Facility pursuant to the Management Agreement, which currently is HMG Services, LLC under the Approved Management Agreement.

(ff)         “Minimum Licensed Beds.” 150 licensed beds (consisting of 150 skilled nursing).

(gg)         “Minimum Rent Coverage.” For any trailing six (6) month period, a ratio of EBITDAR to all Base Rent and all other rent payable under this Lease of not less than 1.3 to 1.0.

(hh)          “Payment of Base Rent.” As set forth in Section 6.1, Base Rent shall be paid monthly by wire or Automatic Clearing House (ACH) transfer to the account set forth in the rent direction letter from Landlord to Tenant delivered concurrently with the execution and delivery of this Lease.

(ii)         “Permitted Encumbrances.” All taxes (as defined in Section 30), Legal Requirements (as defined in Section 11), the Mortgage and associated encumbrances in favor of the Lender, any matters consented to by Landlord, Tenant and Lender in writing, those covenants, restrictions, reservations, liens, conditions, encroachments, easements, encumbrances and other matters of title that affect the Premises as of the date hereof (including, without limitation, those listed on Exhibit B hereto) or which arise due to the acts or omissions of Tenant with Landlord’s prior written consent, or due to the acts or omissions of Landlord with Tenant’s prior written consent, after the date hereof.

(jj)         “Premises.” That certain lot or parcel of real estate that is described on Exhibit A hereto, together with the Facility(ies) and all improvements now or hereinafter situated on said property (together with all right, title and interest of Landlord in and to the lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems used in connection with said property, and all other carpeting, appliances and other fixtures and equipment attached or appurtenant to said property), and all rights, easements, rights of way, and other appurtenances thereto.

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(kk)        “Regulatory Agreement.” Collectively, the Regulatory Agreement with Landlord and the Regulatory Agreement with Tenant.

(ll)         “Regulatory Agreement with Landlord.” That certain Regulatory Agreement to be entered into between HUD and Landlord relating to the Premises.

(mm)       “Regulatory Agreement with Tenant.” That certain Regulatory Agreement to be entered into between HUD and Tenant relating to the Premises.

(nn)         “Renewal Option(s).” The Tenant shall have the following Renewal Option(s) (herein so called) to extend the Term of this Lease for up to a total of two (2) Extension Period(s) (herein so called) of five (5) years each upon the same terms and conditions as are set forth in this Lease (except as otherwise expressly set forth herein), and for the Base Rent set forth on Schedule 1 hereto.

(oo)         “Rent”. Base Rent and Additional Rent, collectively.

(pp)         “Required Advance Notice to Exercise Renewal Options.” Notice to exercise a renewal option shall be provided no earlier than nine (9) months and no later than six (6) months prior to the expiration of the then-current Term. (See Section 4).

(qq)         “State.” The State of Texas.

(rr)         “Term.” The term of this Lease shall commence on the Date of Rent Commencement, and shall expire on the tenth (10th) anniversary of the Date of Rent Commencement; all subject to all terms and conditions of this Lease.

(ss)         “Threshold Repair Amount.” Fifty Thousand and 00/100 Dollars ($50,000.00).

2.          Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the Term and on the conditions herein provided, the Premises, subject, however, to the Permitted Encumbrances.

3.          No Merger of Title. There shall be no merger of this Lease nor of the leasehold estate created hereby with the fee estate in or ownership of the Premises by reason of the fact that the same entity may acquire or hold or own (i) this Lease or the leasehold estate created hereby or any interest therein and (ii) the fee estate or ownership of any of the Premises or any interest therein. No such merger shall occur unless and until all persons having any interest in (x) this Lease and the leasehold estate created hereby, and (y) the fee estate in the Premises including, without limitation, Lender’s interest therein, shall join in a written, recorded instrument effecting such merger.

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4.            Renewal Options. Tenant has the Renewal Options, and may extend the Term of this Lease for each of the Extension Periods, upon all of the terms set forth in this Lease with the Base Rent in the amounts specified on Schedule 1 hereto for the respective Extension Periods. The Term of this Lease shall be extended if Tenant provides Landlord written notice of Tenant’s exercise of the Renewal Option in accordance with the Required Advance Notice to Exercise Renewal Options. Notwithstanding the foregoing, if (a) Tenant is in default beyond the applicable cure period on the date of giving Landlord notice of Tenant’s exercise of the Renewal Option, or (b) Landlord has previously given Tenant two (2) or more notices of default under this Lease during the previous twelve (12) month period, Tenant shall have no right to extend the Term and this Lease shall expire at the end of the existing Term.

5.            Use; Licensing Requirements and Operating Covenants.

5.1           Use. Tenant may use the Premises for the Healthcare Use and for no other use or purpose. Tenant’s use of the Premises must be in accordance with all applicable Laws, including, without limitation, applicable zoning and land use Laws. In no event shall the Premises be used for any purpose which shall violate any of the provisions of any Permitted Encumbrance or any covenants, restrictions or agreements hereafter created by or consented to by Tenant applicable to the Premises; provided, however, that this sentence shall not apply with respect to any Permitted Encumbrance in effect on the Date of Rent Commencement so long as (a) the title insurance policy obtained by Landlord in connection with its purchase of the Premises (and the simultaneously issued Lender’s policy of title insurance) contains affirmative insurance against any loss arising due to a violation of such Permitted Encumbrance or if such affirmative title insurance is subsequently provided to Landlord and Lender at Tenant’s cost with respect to such Permitted Encumbrance on terms and conditions reasonably satisfactory to Landlord and Lender, and (b) violation of such Permitted Encumbrance could not result in Landlord or Lender suffering (i) any criminal liability, penalty or sanction, (ii) any civil liability, penalty or sanction for which Tenant has not made provisions reasonably acceptable to Landlord and Lender, or (iii) defeasance or loss of priority of its interest in the Premises; provided, further, however, that TENANT SHALL NONETHELESS BE OBLIGATED TO INDEMNIFY, DEFEND AND HOLD HARMLESS LANDLORD, LENDER AND ALL OTHER INDEMNIFIED PARTIES, FROM ANY AND ALL LOSSES, LIABILITIES, PENALTIES, ACTIONS, SUITS, CLAIMS, DEMANDS, JUDGMENTS, DAMAGES, COSTS OR EXPENSES SUFFERED AS A RESULT OF THE VIOLATION OF ANY SUCH PERMITTED ENCUMBRANCE BY TENANT. Tenant agrees that with respect to the Permitted Encumbrances and any covenants, restrictions or agreements hereafter created by or consented to by Tenant, Tenant shall observe, perform and comply with and carry out the provisions thereof required therein to be observed and performed by Landlord. Notwithstanding the foregoing, Tenant shall not use, occupy or permit the Premises to be used or occupied, nor do or permit anything to be done in or on the Premises in a manner which would constitute a public or private nuisance or waste.

5.2           Licensing Requirements. During the term of this Lease, the Premises shall be licensed by Tenant for not less than the Minimum Licensed Beds. Tenant shall at all times maintain in good standing and full force a probationary or non-probationary license issued by the State and any other governmental agencies permitting the operation on the Premises of a skilled nursing facility of no less than the Minimum Licensed Beds (subject to any reduction in the number of licensed beds required by any governmental authority solely as a result of changes in Laws relating to the physical attributes of the improvements on the Premises) and shall at all times maintain in good standing and full force a provider agreement pursuant to which the Premises shall be entitled to participate in the Medicaid reimbursement program, and when applicable Medicare reimbursement program in order to receive reimbursement for the services provided at the Premises. Except as otherwise specifically provided herein no reduction in the number of licensed beds shall entitle Tenant to any reduction or adjustment of the Base Rent or Additional Rent payable hereunder, which shall be and continue to be payable by Tenant in the full amount set forth herein notwithstanding any such reduction in the number of licensed beds. Tenant shall, within five (5) business days following its receipt thereof, provide Landlord with a copy of any notice from the Texas Health and Human Services Commission or any federal, state or municipal governmental agency or authority regarding any reduction in the number of licensed beds and Landlord shall have the right, but not the obligation, to contest, by appropriate legal or administrative proceedings, any such reduction.

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5.3           Operating Covenants.

(a)          Financial Reporting.

(i)          Within sixty (60) days after the end of each of its fiscal years, Tenant shall furnish to Landlord full and complete unaudited financial statements of the operations of the Facility for such annual fiscal period and such financial statements shall present fairly the financial condition of Tenant, and which shall contain a statement of capital changes, balance sheet and detailed income and expense statement (collectively called “Financial Statements”) as of the end of the fiscal year. Tenant shall also furnish to Landlord a copy of its cost report within ten (10) days after filing thereof. Each such cost report shall be certified as being true and correct by an officer of Tenant.

(ii)         Tenant shall also furnish to Landlord and to Lender copies of all financial statements for the Facility for the preceding calendar month by the twenty-fifth (25th) day following the last day of said month.

(iii)        Within thirty (30) days after the date for filing Tenant’s tax return (as the same may be extended), Tenant shall furnish to Landlord and to Lender, if requested in writing, with a copy of the tax return for Tenant for said year, certified by an officer of Tenant to be true, correct and complete.

(iv)        At least twenty-five (25) days prior to the commencement of Tenant's fiscal year, Tenant shall provide Landlord with an annual budget covering the operations of the Facility including any proposed capital expenditures for the forthcoming fiscal year. Tenant shall also provide Landlord with such other information with respect to Tenant or the operations of the Facility as Landlord may reasonably request from time to time. Tenant acknowledges that Landlord's receipt of the budgets shall not constitute or be deemed an assumption of any obligation or liability of Landlord in connection with Tenant's business or operations, nor shall Landlord be deemed to be involved in Tenant's business or operations in any manner other than as Landlord under this Lease.

(v)         In addition to the above financial statements, Tenant shall also provide to Landlord such other financial statement(s) customarily maintained by Tenant or information relating to its operation as reasonably required by Landlord or Landlord’s Lender, which shall be furnished to Landlord and to Lender not later than the date same are required under the Loan Documents, provided that in the event of a conflict between the dates required under this Lease for deliveries and the dates under any Loan Documents for such deliveries, then the dates for deliveries set forth in the Loan Documents shall control.

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(vi)        Tenant shall keep and maintain or cause to be kept and maintained at all times at the Facility, or such other place as Landlord or Landlord's Lender may approve in writing, complete and accurate books of accounts and records adequate to reflect the results of the operation of the Property and to provide the financial statements required to be provided under this Section 5.3 and copies of all written contracts, correspondence, reports in connection with Landlord's loan, if any, and other documents affecting the Facility. Landlord and Landlord's Lender and its designated agents shall have the right to inspect and copy any of the foregoing during normal business hours and upon at least 24 hours’ notice to Tenant. Additionally, Tenant acknowledges that Landlord or Landlord's Lender shall have the right to audit such records, and Tenant shall reasonably cooperate with such audit(s). The costs and expenses of the audit shall be paid by Landlord.

(b)          Regulatory Reporting. Tenant shall deliver to Landlord copies of all regulatory survey’s conducted by the State or any Federal agency, Reports of Contact (“ROCs”), Plans of Corrections (“POCs”) and Substantial Compliance notices within three (3) business days of receiving or preparing.

(c)          Minimum Rent Coverage. Tenant shall maintain on a monthly basis the Minimum Rent Coverage. If Tenant fails to maintain the Minimum Rent Coverage, then Tenant shall deposit on a monthly basis with Landlord an additional Lease Deposit equal to five percent (5%) of the monthly revenue that Tenant derives from business operated at the Facility. The funding of such additional Lease Deposit shall continue until the earlier of (i) the Lease Deposit equaling six (6) months of the then Base Rent payable under this Lease, or (ii) Tenant coming back into compliance with the Minimum Rent Coverage. Additional Lease Deposits funded pursuant to this Section 5.3(c) shall be held by Landlord until the end of the Term.

(d)          Occupancy. Tenant shall maintain an occupancy level of not less than 105 residents.

6.            Rent.

6.1           Payment of Base Rent. Commencing as of the Date of Rent Commencement, Tenant shall pay Base Rent to Landlord, or to Lender if directed by Landlord in writing, at the business address of Landlord or Lender, as the case may be, specified herein, or at such other address as Landlord or Lender, as the case may be, shall from time to time designate by written notice to Tenant. The Base Rent shall be due and payable in the amounts set forth on Schedule 1 hereto, which Schedule 1 is incorporated herein by this reference. Tenant shall commence paying Base Rent on the Date of Rent Commencement (which Date of Rent Commencement is not required to occur on the first (1st) day of a month), and to the extent that the Date of Rent Commencement does not fall on the first (1st) day of a calendar month, then Base Rent for the calendar month in which the Date of Rent Commencement occurs shall be prorated based on the number of days in the calendar month in which the Date of Rent Commencement occurs. Other than payment of Base Rent on the Date of Rent Commencement (to the extent that the Date of Rent Commencement does not occur on the first (1st) day of a calendar month), Base Rent shall be due and payable on the first (1st) day of each month (or if such first (1st) day is not a business day, the first (1st) business day of each month) during the Term (each such date being referred to herein as a “Due Date”). Notwithstanding the foregoing, from the Date of Rent Commencement until Tenant is notified otherwise by Landlord and Lender, Base Rent shall be paid by wire transfer to the account specified in the rent direction letter from Landlord to Tenant.

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6.2           Partial Months. Any Base Rent paid for a partial period of occupancy shall be allocated to such partial period. The foregoing notwithstanding, Tenant’s obligation to pay insurance charges pursuant to Section 31 of this Lease, taxes pursuant to Section 30 of this Lease, and all other Additional Rent shall commence upon the Date of Rent Commencement.

6.3           Payment of Additional Rent. Commencing as of the Date of Rent Commencement, all taxes, costs, expenses, and other amounts that Tenant is required to pay pursuant to this Lease (other than Base Rent), including, but not limited to insurance required pursuant to Section 31 of this Lease together with every fine, penalty, interest and cost which may be added for non-payment or late payment thereof, shall constitute additional obligations hereunder (“Additional Rent”). All Additional Rent shall be paid directly by Tenant to the party to whom such Additional Rent is due. If Tenant shall fail to pay any such Additional Rent or any other sum due hereunder when the same shall become due (and if no due date is specified, then such amounts shall be payable within ten (10) business days following written notice of demand therefor), Landlord shall have all rights, powers and remedies with respect thereto as are provided herein or by Law in the case of non-payment of any Base Rent and shall, except as expressly provided herein, have the right, not sooner than ten (10) days after notice to Tenant (except in the event of an emergency, as reasonably determined by Landlord, in which case prior notice shall not be necessary) of its intent to do so, to pay the same on behalf of Tenant, and Tenant shall repay such amounts to Landlord on demand. Tenant shall pay to Landlord interest at the Lease Default Rate on all overdue Additional Rent and other sums due hereunder, in each case paid by Landlord or Lender on behalf of Tenant, from the date of payment by Landlord or Lender until repaid by Tenant.

6.4           Late Payments. If any installment of Base Rent, Additional Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee by the due date therefor, then Tenant shall pay to Landlord the Late Charge calculated off of the past due amount plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay such amount. The Late Charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the Late Charge, any Base Rent, Additional Rent or other amounts owing hereunder which are not paid within five (5) days of the date that they are due shall thereafter bear interest until paid at the Lease Default Rate.

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6.5           Lease Deposit. Landlord and Tenant acknowledge that there is no initial Lease Deposit; provided, however, the terms and conditions of this Section 6.5 shall apply to any amounts required to be posted by Tenant under this Lease that are referred to as a “Lease Deposit” or “additional Lease Deposit”, including, but not limited to Section 5.3(c) above. The Lease Deposit shall serve as security for the payment and performance of the obligations, covenants, conditions and agreements contained herein. The Lease Deposit shall not constitute an advance payment of any amounts owed by Tenant under this Lease, or a measure of damages to which Landlord shall be entitled upon a breach of this Lease by Tenant or upon termination of this Lease. Landlord may, without prejudice to any other remedy, use the Lease Deposit to the extent necessary to remedy any default which has lapsed beyond applicable notice and cure period in the payment of Base Rent or Additional Rent or to satisfy any other obligation of Tenant hereunder and to remedy any Event of Default hereunder. In the event that any portion of the Lease Deposit is used by Landlord as set forth herein, Tenant shall promptly, on demand, restore the Lease Deposit to its original amount. The Lease Deposit will not be a limitation on Landlord’s damages or other rights under this Lease, or a payment of liquidated damages, or an advance payment of the Base Rent. Landlord shall return the unused portion of the Lease Deposit to Tenant within thirty (30) days after the end of the Term. If Landlord transfers its interest in the Premises during the Term, Landlord shall assign the Lease Deposit to the transferee who shall become obligated to Tenant for its return pursuant to the terms of this Lease, and thereafter Landlord shall have no further liability for its return, provided transferee shall assume such obligations in writing to Tenant.

7.            Net Lease; True Lease.

7.1           Net Lease. The obligations of Tenant hereunder shall be separate and independent covenants and agreements, and Base Rent, Additional Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events and except as expressly provided otherwise in this Lease, and the obligations of Tenant hereunder shall continue during the Term, unless the requirement to pay or perform the same shall have been terminated pursuant to the provisions of Section 14 or Section 15. This is an absolute net lease and Base Rent, Additional Rent and all other sums payable hereunder by Tenant shall be paid without notice or demand, and without setoff, counterclaim, recoupment, abatement, suspension, reduction or defense. This Lease is the absolute and unconditional obligation of Tenant, and the obligations of Tenant under this Lease shall not be affected by any interference with Tenant’s use of any of the Premises for any reason, including, but not limited to, the following: (i) any damage to or destruction of any of the Premises by any cause whatsoever (except as expressly provided otherwise in Section 14), (ii) any Condemnation (except as expressly provided otherwise in Section 15), (iii) the prohibition, limitation or restriction of Tenant’s use of any of the Premises, (iv) any default on the part of Landlord under this Lease or under any other agreement, (v) any latent or other defect in, or any theft or loss of any of the Premises, (vi) any violation of Section 34 by Landlord (provided, that this Section 7.1(vi) shall not limit Tenant’s rights, if any, to seek injunctive relief against Landlord for violation of said Section 34), or (vii) any other cause, whether similar or dissimilar to the foregoing, any present or future Law to the contrary notwithstanding. Except as otherwise set forth herein, all costs and expenses (other than depreciation, interest on and amortization of debt incurred by Landlord, and costs incurred by Landlord in financing or refinancing the Premises) and other obligations of every kind and nature whatsoever relating to the Premises and the appurtenances thereto and the use and occupancy thereof which may arise or become due and payable with respect to the period which ends on the expiration or earlier termination of the Term in accordance with the provisions hereof (whether or not the same shall become payable during the Term or thereafter) shall be paid and performed by Tenant. Tenant shall pay all expenses related to the maintenance and repair of the Premises, and taxes and insurance costs. This Lease shall not terminate and Tenant shall not have any right to terminate this Lease (except as otherwise expressly provided in this Lease), or to abate Base Rent or Additional Rent during the Term.

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7.2           True Lease. Landlord and Tenant agree that this Lease is a true lease and does not represent a financing arrangement. Each party shall reflect the transaction represented hereby in all applicable books, records and reports (including income tax filings) in a manner consistent with “true lease” treatment rather than “financing” treatment.

7.3           No Termination of Lease. Tenant shall remain obligated under this Lease in accordance with its terms and shall not take any action to terminate, rescind or avoid this Lease, notwithstanding any bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting Landlord or any action with respect to this Lease which may be taken by any trustee, receiver or liquidator or by any court.

8.            Condition. Tenant is fully familiar with the physical condition of the Premises as of the date hereof, and that Landlord makes no representation or warranty express or implied, with respect to same, except as expressly set forth herein. EXCEPT FOR LANDLORD’S COVENANT OF QUIET ENJOYMENT SET FORTH IN SECTION 34 AND ANY OTHER REPRESENTATIONS EXPRESSLY SET FORTH HEREIN, LANDLORD MAKES NO AND EXPRESSLY HEREBY DENIES ANY REPRESENTATIONS OR WARRANTIES REGARDING THE CONDITION OR SUITABILITY OF THE PREMISES TO THE EXTENT PERMITTED BY LAWS, AND TENANT WAIVES ANY RIGHT OR REMEDY OTHERWISE ACCRUING TO TENANT ON ACCOUNT OF THE CONDITION OR SUITABILITY OF THE PREMISES, OR (EXCEPT WITH RESPECT TO LANDLORD’S WARRANTY SET FORTH IN SECTION 34) TITLE TO THE PREMISES, AND TENANT AGREES THAT IT TAKES THE PREMISES “AS IS,” WITHOUT ANY SUCH REPRESENTATION OR WARRANTY, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES. Tenant has examined the Premises and title to the Premises, and has found all of the same satisfactory for all purposes.

9.            Liens. Tenant shall not, directly or indirectly, create, or permit to be created or to remain, and shall remove and discharge (including, without limitation, by any statutory bonding procedure or any other bonding procedure reasonably satisfactory to Landlord and Lender which shall be sufficient to prevent any loss of the Landlord’s or Lender’s interest in the Premises) within thirty (30) days after obtaining knowledge thereof any mortgage, lien, encumbrance or other charge on the Premises or the leasehold estate created hereby or any Base Rent or Additional Rent payable hereunder which arises for any reason, other than: the Landlord’s Mortgage (and any assignment of leases or rents collateral thereto); the Permitted Encumbrances or which subsequently arise with the prior written consent of Landlord and Lender; and any mortgage, lien, encumbrance or other charge created by or resulting from any act or omission by Landlord or those claiming by, through or under Landlord (other than Tenant). Landlord shall not be liable for any labor, services or materials furnished to Tenant or to any party holding any portion of the Premises through or under Tenant and no mechanic’s or other liens for any such labor, services or materials shall attach to the Premises or the leasehold estate created hereby.

Lease – Friendswood SNF	11

10.           Repairs and Maintenance.

10.1         Tenant’s Repair and Maintenance Obligations. Tenant shall keep, maintain and repair, at its sole cost and expense, the Premises, including, without limitation, the roof walls, footings, foundations, HVAC, mechanical and electrical equipment and systems in or serving the Premises and structural and nonstructural components and systems of the Premises, parking areas, sidewalks, roadways and landscaping in safe and good condition and repair, and shall make all repairs and replacements (substantially equivalent in quality and workmanship to the original work) of every kind and nature, whether foreseen or unforeseen, which may be required to be made, in order to keep and maintain the Premises in good repair and condition, except for ordinary wear and tear and (other than for any Restoration required by the terms of this Lease) any damage to the Premises by any Major Condemnation of the Premises. Tenant shall prevent deferred maintenance from accumulating at the Premises. Landlord shall have the right to enter the Premises at reasonable times and upon reasonable notice to Tenant to perform annual inspections of the Premises to ensure that the Premises are maintained in good working order and that the Premises are free from maintenance issues and any other issues which would decrease the value of the Premises once returned to Landlord at the end of the Term. Tenant shall do or cause others to do all shoring of the Premises or of the foundations and walls of the Facility as may be reasonably requested and every other act reasonably necessary or appropriate for the preservation and safety thereof (including, without limitation, any repairs required by Law as contemplated by Section 11), by reason or in connection with any excavation or other building operation upon the Premises, and Landlord shall have no obligation to do so. Landlord shall not be required to make any repair, replacement, maintenance or other work whatsoever, or to maintain the Premises in any way. Nothing in the preceding sentence shall be deemed to preclude Tenant from being entitled to insurance proceeds or awards for any taking to the extent provided in this Lease. Tenant shall, in all events, make all repairs, replacements and perform maintenance and other work for which it is responsible hereunder, in a good, proper and workmanlike manner. Without limiting the generality of the foregoing, Tenant shall be responsible for the performance of all maintenance and repairs of the Facility.

10.2         Encroachments and Non-Compliance Issues. If all or any part of the Facility shall encroach upon any property, street or right-of-way adjoining or adjacent to the Premises, or shall violate the agreements or conditions affecting the Premises or any part thereof or shall violate any Laws or Legal Requirements, or shall hinder, obstruct or impair any easement or right-of-way to which the Premises is subject, then, promptly after written request of Landlord (unless such encroachment, violation of any agreements or conditions of record, hindrance, obstruction or impairment (a) existed or was constructed prior to the Date of Rent Commencement and constituted an encroachment, violation, hindrance, obstruction or impairment as of the Date of Rent Commencement; (b) is a Permitted Encumbrance in existence as of the Date of Rent Commencement and constituted an encroachment, violation, hindrance, obstruction or impairment as of the Date of Rent Commencement, or (c) subsequently arises with the prior written consent of Landlord and Lender, and Landlord and Lender have obtained, at Tenant’s cost, affirmative title insurance coverage against any loss arising due to any such matter on terms and conditions reasonably satisfactory to Landlord and Lender in their sole discretion, provided that this clause (c) shall not relieve Tenant from any liability for the removal, remedying, repair or replacement of any such encroachment, violation, hindrance, obstruction or impairment to the extent that the same exists) or of any person affected thereby, Tenant shall, at its sole expense, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting therefrom, or (ii) make such changes, including alterations to the Facility (subject, however, to Tenant’s maintenance and repair obligations in Section 10.1) and take such other action as shall be reasonably necessary to remove or eliminate such encroachments, violations, hindrances, obstructions or impairments, provided that, if Landlord’s or Lender’s consent is required for such changes pursuant to this Lease, Landlord’s or Lender’s consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall have no liability for and shall not be required to take any action to remove or eliminate any Permitted Encumbrance in existence as of the Date of Rent Commencement that constituted an encroachment, violation, hindrance, obstruction or impairment as of the Date of Rent Commencement.

Lease – Friendswood SNF	12

10.3         Tenant’s Failure to Perform. If Tenant shall be in default under any of the provisions of this Section 10, Landlord may, after thirty (30) days written notice to Tenant and failure of Tenant to cure during said period (or such longer period of time as may reasonably be necessary, but under no circumstances longer than a total of ninety (90) days, if the default may not be cured within thirty (30) days but Tenant has commenced and is diligently pursuing a cure of such default), but without notice in the event of an emergency, do whatever is necessary to cure such default as may be appropriate under the circumstances for the account of and at the expense of Tenant. If an emergency exists, Landlord shall use reasonable efforts to notify Tenant of the situation by phone or other available communication before taking any such action to cure such default. All reasonable sums so paid by Landlord and all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) so incurred, together with interest at the Lease Default Rate from the date of payment or incurring of the expense, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand.

10.4         Inspection Prior to Expiration of Term. One (1) year prior to the expiration of the Term of this Lease, Tenant shall at its own expense cause the Premises to be inspected, the results of which shall be made available to Landlord and Lender not less than eleven (11) months prior to the end of the Term, to determine whether the condition of the Premises complies with the requirements of this Lease. In addition to any document or information which Tenant is expressly required to deliver pursuant to this Lease, Tenant will also deliver to Landlord, promptly upon request, information with respect to the Premises reasonably (both as to content and frequency) requested by Lender pursuant to the Mortgage or any other documents evidencing or securing the Loan; provided that this shall not increase the obligations of Tenant to deliver environmental reports beyond that required in Section 38.

10.5         Lender Required Repairs. Tenant shall be responsible for any repairs to the Facility or reserves for repairs to the Facility reasonably required by Lender in accordance with the Loan Documents.

10.6         Life Safety Repairs. Tenant shall make such repairs and replacements relating to items covered by temporary life safety code waivers if such temporary life safety code waivers are not continued or are otherwise removed and shall correct any deficiencies or violations previously covered by such waivers, at Tenant’s sole cost, within the time periods required by applicable governmental authorities.

Lease – Friendswood SNF	13

10.7         Capital Reserve Deposits. Tenant shall be required to make Capital Reserve Deposits and shall make monthly deposits with Landlord, in an amount equal to one-twelfth (1/12) (or such greater amount as may be reasonably required by Lender) of the Capital Reserve Deposit to fund future anticipated capital expenditures. The Capital Reserve Deposits shall be due and payable on the first (1st) day of each month as Additional Rent. The Capital Reserve Deposits shall not bear interest, unless interest on the Capital Reserve Deposits is paid to Landlord by Lender. The Capital Reserve Deposits shall be held by Landlord and/or Lender and shall be used to pay the capital expenditures as they become due and payable. If the amount of Tenant’s payments as made under this Section 10.7 shall be less than the total amount due or otherwise required, then Tenant shall pay the full deficiency. Tenant shall provide all capital expenditure draw requests to Landlord in writing along with receipts and or invoices documenting the amount of the capital expenditure to be reimbursed by Landlord. Upon receipt of such receipts, invoices and/or additional documentation reasonably requested by Landlord, Landlord shall reimburse Tenant for such costs up to the amount of Capital Reserve Deposits made by Tenant and then being held by Landlord and/or Lender.

11.           Compliance With Laws.

11.1         Tenant’s Obligations. During the Term, Tenant shall comply with all Laws and Legal Requirements relating to the Premises. As used herein, (i) the term “Laws” shall mean all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, even if unforeseen or extraordinary, of every duly constituted governmental authority or agency (but excluding those which by their terms are not applicable to and do not impose any obligation on Tenant, Landlord or the Premises or which are due to take effect after expiration of the Term), and (ii) the term “Legal Requirements” shall mean all Laws and all covenants, restrictions and conditions now or in the future of record which may be applicable to Tenant, Landlord (with respect to the Premises) or to all or any part of or interest in the Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Premises.

11.2         Tenant’s Right to Contest. Notwithstanding anything herein to the contrary, after prior written notice to Landlord, Tenant, at Tenant’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Law or Legal Requirement, the applicability of any Law or Legal Requirement to Tenant or the Premises or any alleged violation of any Law or Legal Requirement, provided that (i) Tenant is not in default of any of the provisions of this Lease, which default has lapsed beyond any applicable notice and cure period; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Tenant is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Premises, nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Tenant shall promptly upon final determination thereof comply with any such Law or Legal Requirement determined to be valid or applicable or cure any violation of any Law or Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Law or Legal Requirement against Tenant or the Premises; and (vi) Tenant shall furnish such security as may be required in the proceeding to insure compliance with such Law or Legal Requirement, together with all interest and penalties payable in connection therewith. Landlord may apply any such security, as necessary to cause compliance with such Law or Legal Requirement at any time when, in the reasonable judgment of Landlord, the validity, applicability or violation of such Law or Legal Requirement is finally established or the Premises (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

Lease – Friendswood SNF	14

12.           Access to Premises.

12.1         Access Rights. Upon reasonable notice to Tenant, Landlord and Lender and their respective employees, contractors, agents and representatives may enter onto the Premises to (i) show the Premises to purchasers and potential purchasers, and to mortgagees and potential mortgagees, or (ii) for the purpose of inspecting the Premises or performing any work which Landlord is permitted to perform under this Lease; provided, that, for purposes of subpart (ii) of this sentence, Landlord and Lender shall not be required to give notice prior to entry onto the Premises in the event of an emergency situation. Upon reasonable notice to Tenant, during the six (6) months preceding the expiration or earlier termination of this Lease, Landlord also may enter onto the Premises to show the Premises to persons wishing to rent the same, at reasonable times and accompanied by a representative of Tenant. No such entry shall constitute an eviction of Tenant but any such entry shall be done by Landlord in such reasonable manner as to minimize any disruption of Tenant’s business operations.

12.2         Lender Meetings. Upon request of Lender, Tenant will arrange for meetings between such Lender (or its representatives) and a representative of Tenant designated by Tenant to discuss operations at the Premises; provided, that Tenant shall not be obligated to arrange for such meetings more than once in each calendar quarter.

12.3         Lender’s Rights under Mortgage. Further, Tenant hereby agrees to the licenses and other rights to enter onto the Premises which are granted to Lender under the Mortgage, and Tenant shall cause each and every subtenant and assignee of Tenant to agree thereto.

13.           Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant each waive any rights of action for negligence against the other party, which may arise during the Term for damage to the Premises or to the property therein resulting from any fire or other casualty, but only to the extent covered by insurance or to the extent the same would have been covered by the insurance had Tenant maintained the insurance to be maintained under this Lease.

14.           Damage; Destruction.

14.1         In the event of any damage to or destruction of the Premises by fire, the elements or other casualty during the Term (a “Casualty”), Tenant shall give Landlord and Lender, if any, prompt written notice thereof. Tenant shall adjust, collect and compromise any and all claims covered by insurance.

14.2         In the event of any such Casualty (whether or not insured against) the Term shall continue and there shall be no abatement or reduction of Base Rent, Additional Rent or of any other sums payable by Tenant hereunder.

Lease – Friendswood SNF	15

14.3         All proceeds of any insurance required to be carried hereunder less any and all expenses of Landlord or Lender in collecting such proceeds, if any (the “Net Proceeds”) shall be delivered to Tenant to apply in accordance with the terms of this Lease if (a) the estimated cost of restoring or repairing the Premises to as nearly as possible to its value, condition, character, utility and useful life immediately before such Condemnation or Casualty, but in any event assuming the Premises have been maintained in accordance with the requirements of Section 10 (such restoration or repair of the Premises, whether in connection with a Condemnation or a Casualty, as the context requires, herein called a “Restoration”), shall be the C&C Threshold Repair Amount or less, and (b) no Event of Default or Disqualifying Default (as hereinafter defined) has occurred and is continuing. In all other events the Net Proceeds shall be delivered to a trustee which shall be a federally insured bank or other financial institution, selected by Landlord and Tenant and reasonably satisfactory to Lender (the “Trustee”) to be held and disbursed in accordance with the provisions of Section 14.5; provided, however, that if at the time of the delivery of the Net Proceeds a Mortgage is in existence, the Lender or the servicer of the Loan may act as Trustee without the consent of either Landlord or Tenant. As used herein, a “Disqualifying Default” shall mean and include (i) any uncured failure to make any payment of Base Rent when due hereunder, and (ii) the occurrence of any event or condition described in subpart (h) of Section 23.1 hereof without regard to any notice or lapse of time set forth in such subparts which may be required for such events or conditions to mature into an Event of Default.

14.4         Tenant shall, whether or not the Net Proceeds of such insurance are sufficient for the purpose or are delivered to Tenant, promptly complete the Restoration of the Improvements damaged by any such Casualty in compliance with all requirements set forth in this Lease and all Legal Requirements, and such Restoration shall be completed in such a manner as not to impair the market value or usefulness of the Premises for use in Tenant’s ordinary course of business, all at Tenant’s sole cost and expense. Tenant shall notify Landlord in writing of the estimated cost thereof (the “Restoration Cost”). Landlord and its agents, employees and contractors shall have the right to enter the Premises for the purpose of assessing and adjusting the amount of the Restoration Cost, and Landlord shall have the right in its reasonable discretion to reasonably approve the amount of the Restoration Cost. Tenant shall not have any right to abate the payment of Fixed Rent or Additional Rent as a result of any Casualty.

14.5         Net Proceeds held by the Trustee shall be invested in accordance with prudent investment standards adopted by the Landlord, Lender and Tenant from time to time, and shall be disbursed from time to time in accordance with the following conditions:

(a)          Before commencing the Restoration the architects, general contractor(s), and plans and specifications for the Restoration shall be approved by Landlord and Lender, which approval shall not be unreasonably withheld or delayed; and which approval shall be granted to the extent that the plans and specifications depict a Restoration which is substantially similar to the improvements and equipment which existed prior to the occurrence of the Casualty or Taking, whichever is applicable, or, if the Facility was under construction prior thereto, which depict a Restoration to the condition to which the Facility was to have been constructed.

(b)          At the time of any requested disbursement, no Event of Default or Disqualifying Default shall exist and no mechanics’ or materialmen’s liens shall have been filed and remain undischarged or unbonded, with the exception of any mechanics’ or materialmen’s liens caused by Landlord.

Lease – Friendswood SNF	16

(c)          Disbursements shall be made from time to time in an amount not exceeding the hard and soft cost of the work and costs incurred since the last disbursement upon receipt of (i) satisfactory evidence, including architects’ certificates of the stage of completion, of the estimated costs of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (ii) partial releases of liens, if the same are obtainable or, if such partial releases are not obtainable, endorsements to Landlord’s and Lender’s title insurance policies showing no exceptions for mechanics’ or materialmen’s or any similar liens, and (iii) other reasonable evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed in place or delivered to the site and free and clear of mechanics’ lien claims.

(d)          Each request for disbursement shall be accompanied by a certificate of Tenant or its architect describing the work, materials or other costs or expenses for which payment is requested, stating the cost incurred in connection therewith and stating that Tenant has not previously received payment for such work or expense and the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work has been substantially completed and complies with the applicable requirements of this Lease.

(e)          The Trustee may retain ten percent (10%) of the Net Proceeds until the Restoration is at least eighty percent (80%) complete and five percent (5%) of the Net Proceeds thereafter, which amount may continue to be held as retainage until the completion of all punch list items following substantial completion of the Restoration.

(f)          At all times the undisbursed balance of the Net Proceeds held by Trustee plus any funds contributed thereto by Tenant, at its option, shall be not less than the cost of completing the Restoration, free and clear of all liens.

(g)          In addition, before commencement of Restoration and at any time during Restoration, if the estimated cost of Restoration, as reasonably determined by an independent architect mutually agreed upon by the parties in their reasonable discretion, exceeds the amount of the Net Proceeds available for such Restoration, the amount of such excess shall (i) be paid by Tenant to the Trustee to be added to the Net Proceeds, (ii) be secured by Tenant by posting a payment bond or other security in form and in the amount of such excess, as reasonably satisfactory to Landlord, (iii) be secured by Tenant by providing Landlord with an irrevocable letter of credit (“Letter of Credit”) in a form reasonably satisfactory to Landlord and issued by a bank which is a commercial bank or trust company reasonably satisfactory to Landlord and insured by the Federal Deposit Insurance Corporation (FDIC), having banking offices at which the Letter of Credit may be drawn down upon in Irvine, California, payable at sight to Landlord, or (iv) Tenant shall fund at its own expense the costs of such Restoration until the remaining Net Proceeds are sufficient for the completion of the Restoration. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of Restoration, the Net Proceeds shall be deemed to be disbursed prior to any amount added by Tenant.

Lease – Friendswood SNF	17

(h)          Provided no Event of Default or Disqualifying Default exists and is continuing, any Net Proceeds remaining after final payment has been made for such Restoration shall be promptly delivered to Tenant. Notwithstanding any contrary provision hereof, if an Event of Default or a Disqualifying Default has occurred and is continuing, Landlord shall be entitled to retain any Net Proceeds and to apply the same to either repair the damages or to pay other amounts accrued and payable to Landlord hereunder or Lender under the Mortgage, at Lender’s or, if there is then no Lender, Landlord’s sole option. No such retention by Landlord shall impose on Landlord any obligation to repair the Premises or relieve Tenant of its obligations to repair the Premises.

15.           Condemnation.

15.1         Promptly upon obtaining knowledge of any proceeding for condemnation or eminent domain with respect to the Premises (a “Taking” or “Condemnation”), Tenant and Landlord shall each notify the other and Lender, and each shall be entitled to participate in such proceeding at Tenant’s sole expense. Subject to the provisions of this Section 15, Tenant hereby irrevocably assigns to Landlord’s Lender or to Landlord, in that order, any award or payment in respect of any Condemnation of the Premises, except that (except as hereinafter provided) nothing in this Lease shall be deemed to assign to Landlord or Lender any award relating to the value of the leasehold interest created by this Lease or any award or payment on account of an interruption of Tenant’s business at the Premises or the Tenant’s trade fixtures, moving expenses and out-of-pocket expenses incidental to the move, if available, to the extent Tenant shall have a right to make a separate claim therefor against the condemnor, it being agreed, however, that Tenant shall in no event be entitled to any payment that reduces the award to which Landlord is or would be entitled for the condemnation of Landlord’s interest in the Premises.

15.2         If (i) the entire Premises or (ii) a material portion of the Facility or land comprising a portion of the Premises the loss of which would, in Tenant’s commercially reasonable judgment, render the Premises unsuitable for Restoration or for the continued use and occupancy in Tenant’s business after Restoration, shall be the subject of a Taking (a “Major Condemnation”), then not later than ninety (90) days after such Taking has occurred, Tenant shall serve written notice upon Landlord and Lender (“Tenant’s Termination Notice”) of Tenant’s intention to terminate this Lease on any Base Rent payment Due Date specified in such notice, which Due Date (the “Involuntary Conversion Termination Date”) shall be no sooner than thirty (30) days and no later than one hundred twenty (120) days after Tenant’s Termination Notice but, in any event, not later than the last day of the Term of this Lease.

15.3         In the event of any Taking of a portion of the Premises which does not result in a termination of this Lease, the net award resulting from the Taking (i.e., after deducting therefrom all expenses incurred in the collection thereof) shall be held in accordance with Section 14.3. In the event of any such Taking, Tenant shall promptly commence and diligently complete the Restoration (as defined in Section 14.3) of the Premises in accordance with all Laws and Legal Requirements and all other terms of this Lease. Any net award from Condemnation not resulting in a termination of this Lease shall be disbursed in the same manner as set forth with respect to Net Proceeds in Section 14.5, provided, however, that Net Proceeds remaining after final payment has been made for such Restoration shall be promptly delivered to Landlord and shall be owned by Landlord.

15.4         No agreement with any Taking authority in settlement of or under threat of any Taking shall be made by Landlord or Lender without Tenant’s prior written consent.

Lease – Friendswood SNF	18

15.5         In the case of any Taking, all Base Rent, Additional Rent and other obligations of Tenant shall continue unabated until the termination of this Lease.

16.           Assignment and Subletting.

16.1         Tenant shall not have the right to assign this Lease or any interest therein, or to sublet the whole or any part of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. In the event of any permitted assignment or sublease of this Lease, Tenant shall remain liable for the obligations of Tenant hereunder, which liability of Tenant shall be and remain that of a primary obligor and not a guarantor or surety. Tenant agrees that in the case of a permitted assignment of this Lease, Tenant shall, within fifteen (15) days after the execution and delivery of any such assignment, deliver to Landlord (a) a duplicate original of such assignment in recordable form and (b) an agreement executed and acknowledged by the assignee in recordable form wherein the assignee shall agree to assume and agree to observe and perform all of the terms and provisions of this Lease on the part of the Tenant to be observed and performed from and after the date of such assignment. In the case of a permitted sublease, Tenant shall, within fifteen (15) days after the execution and delivery of such sublease, deliver to Landlord a duplicate original of such sublease. Any sublease or license shall be subject and subordinate to this Lease.

16.2         For the purposes of this Section 16.2, the term “assign” or “assignment” shall include the following events: if Tenant is a partnership, a withdrawal or change (voluntary, involuntary or by operation of law or otherwise) of any of the general partners thereof or of general and limited partners owning in the aggregate fifty percent (50%) or more of the capital and profits of the partnership, or the dissolution of the partnership; or if Tenant is a limited liability company, a withdrawal or change (voluntary, involuntary or by operation of law or otherwise) of any of the members thereof or of a member owning in the aggregate fifty percent (50%) or more of the capital and profits of the limited liability company, or the dissolution of the limited liability company; or if Tenant consists of more than one person, a purported assignment, transfer, mortgage or encumbrance (voluntary, involuntary or by operation of law or otherwise) from one thereof unto the other or others thereof; or, if Tenant is a corporation, any dissolution merger, consolidation or other reorganization of Tenant or any change in the ownership of fifty percent (50%) or more of its capital stock or fifty percent (50%) or more of its voting stock from the ownership existing on the date of execution hereof; or, the sale of fifty percent (50%) or more of the value of the assets of Tenant. Notwithstanding the foregoing, the provisions of this Section 16.2 shall not apply to an assignment as a result of the death of a partner, member or person, as applicable, to Immediate Family of the partner, member or person, as applicable, as part of such partner, member or person’s bona fide estate planning. For purposes hereof, the term “Immediate Family” shall mean with respect to an individual, such individual’s spouse, parents, brothers, sisters, children (natural and adopted), stepchildren, grandchildren, grandparents, parents-in-law, brothers-in-law, sisters-in-law, nephews and nieces.

16.3         Upon the occurrence of an Event of Default under this Lease, Landlord shall have the right to collect and enjoy all rents and other sums of money payable under any sublease of any of the Premises, and Tenant hereby irrevocably and unconditionally assigns such rents and money to Landlord, which assignment may be exercised upon and after (but not before) the occurrence of an Event of Default.

Lease – Friendswood SNF	19

17.           Alterations.

17.1         Tenant may make non-structural, interior and/or exterior alterations, changes, additions, improvements, reconstructions or replacements of any of the Premises (“alterations”), other than those which would result in a diminution in the value of the Premises, that do not exceed the Threshold Repair Amount in the aggregate. Unless required by applicable federal, state or local law or regulation, Tenant shall obtain the prior written consent of Landlord and Lender to any alteration (i) which would result in a diminution in the value of the Premises, (ii) the cost of which in the aggregate exceeds the Threshold Repair Amount or (iii) which is structural in nature, which consent to a structural alteration shall not be unreasonably withheld. Without limitation, in determining whether a structural alteration is “reasonable” for purposes of subsection (iii) of the preceding sentence, Landlord shall have the right to consider whether such alteration would impair the structural integrity of the Premises, would impair the fair market value of the Premises, or would otherwise adversely affect the overall marketability of the Premises, as determined in Landlord’s reasonable discretion.

17.2         Tenant shall do all such work in a good and workmanlike manner, at its own cost, and in accordance with Laws and Legal Requirements. Tenant shall discharge, within sixty (60) days after notice of the filing of the same (by payment or by filing the necessary bond, or otherwise), any mechanics’, materialmen’s or other lien against the Premises and/or Landlord’s interest therein, which lien may arise out of any payment due for any labor, services, materials, supplies, or equipment furnished to or for Tenant in, upon, or about the Premises.

17.3         At Tenant’s sole cost and without liability to Landlord, Landlord agrees to reasonably cooperate with Tenant (including signing applications upon Tenant’s written request) in obtaining any necessary permits, variances and consents for any alterations which Tenant is permitted or required to make hereunder; provided none of the foregoing shall, in any manner, result in a material reduction of access to or ingress to or egress from the Premises, a diminution in the value of the Premises, a change in zoning having a material adverse effect on the ability to use the Premises for the Healthcare Business or otherwise have a material adverse effect on the ability to use the Premises for the Healthcare Business by Tenant.

17.4         Tenant agrees that in connection with any alteration: (i) the fair market value of the Premises shall not be lessened by more than a de minimis extent after the completion of any such alteration, or its structural integrity impaired; (ii) all such alterations shall be performed in a good and workmanlike manner, and shall be expeditiously completed in compliance with all Legal Requirements; (iii) Tenant shall promptly pay all costs and expenses of any such alteration; (iv) Tenant shall procure and pay for all permits and licenses required in connection with any such alteration; and (v) all alterations shall be made (in the case of any alteration the estimated cost of which in any one instance exceeds the Threshold Repair Amount) under the supervision of an architect or engineer and in accordance with plans and specifications which shall be submitted to Landlord and Lender (for information purposes only) prior to the commencement of the alterations.

Lease – Friendswood SNF	20

17.5         All contracts and payments to contractors, subcontractors, suppliers and other persons in connection with any alteration, Restoration, repair or other work performed at the Premises shall be entered into, made and performed in compliance with all Laws and Legal Requirements.

18.           Signs. At Tenant’s sole cost, Tenant may install, replace, relocate and maintain and repair in and on the Facility, such signs, awnings, lighting effects and fixtures as may be used from time to time by Tenant (collectively, “Signs”). At Tenant’s sole cost and without liability to Landlord, Landlord agrees to cooperate with Tenant (including signing applications upon Tenant’s written request) in obtaining any necessary permits, variances and consents for Tenant’s Signs. All Signs of Tenant shall comply with Laws and Legal Requirements.

19.           Surrender.

19.1         At the expiration or other termination of this Lease, Tenant shall surrender the Premises to Landlord in as good order and condition as they were at the commencement of the Term or may be put in thereafter in accordance with this Lease, reasonable wear and tear and (other than for any Restoration required by the terms of this Lease) damage to the Premises by any Major Condemnation of the Premises excepted. All alterations, except Tenant’s furniture, trade fixtures, satellite communications dish and equipment, computer and other similar moveable equipment and shelving (“trade fixtures”), shall become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the termination or other expiration of the Term. At the expiration or termination of the Term, Tenant shall remove its trade fixtures, as well as its Signs and identification marks, from the Premises. Tenant agrees to repair any and all damage caused by such removal. Trade fixtures and personal property not so removed at the end of the Term or within thirty (30) days after the earlier termination of the Term for any reason whatsoever shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Premises. The reasonable cost of removing and disposing of such property and repairing any damage to any of the Premises caused by such removal shall be borne by Tenant. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any property which becomes the property of Landlord as a result of such expiration or earlier termination. The provisions of this Section 19.1 shall survive the termination or expiration of this Lease for a period of one (1) year.

19.2         Upon termination of this Lease for any reason, Tenant will return to Landlord the Premises licensed by the State of Texas and by any and all governmental agencies having jurisdiction over the Premises as a skilled nursing facility with at least the Minimum Licensed Beds (subject to any reduction in the number of licensed beds required by any governmental authority solely as a result of changes in Laws relating to the physical attributes of the improvements on the Premises) with an unrestricted license in full force and good standing for no less than the Minimum Licensed Beds (subject to any reduction in the number of licensed beds required by any governmental authority solely as a result of changes in Laws relating to the physical attributes of the improvements on the Premises).

19.3         Upon the expiration or earlier termination of this Lease (unless the earlier termination arises from an Event of Default by Tenant under this Lease, in which case the OTA shall be in a form acceptable only to Landlord, in its reasonable discretion), Tenant shall enter into a mutually agreeable operations transfer agreement (the “OTA”) with Landlord in order to provide for the orderly transition of the operation of the facility following the termination of this Lease. The OTA shall provide for a procedure for the assignment and assumption of all resident agreements, operating agreements and other agreements that Landlord elects to have assigned from Tenant. In addition, the OTA shall address the transition of licensing requirements for the Facility under all applicable Legal Requirements.

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20.          Subordination of Lease; Mortgage Reserves.

20.1         Subordination. This Lease shall be subject and subordinate to any Mortgage and to all advances made upon the security thereof provided that Lender shall execute and deliver to Tenant an agreement in a form reasonably requested by Lender (“SNDA Agreement”), providing that Lender recognizes this Lease and agrees to not disturb Tenant’s possession of the Premises in the event of foreclosure if Tenant is not then in default hereunder beyond any applicable cure period. Tenant agrees, upon receipt of such SNDA Agreement, to execute such SNDA Agreement and such further reasonable instruments) as may be necessary to so subordinate this Lease. The term “Mortgage” shall include any mortgages, deeds of trust or any other similar hypothecations on the Premises securing Lender’s Loan to Landlord, regardless of whether or not such Mortgage is recorded.

20.2         Attornment. Upon reasonable written notice to Tenant, Tenant agrees to attorn, from time to time, to Lender, and to any purchaser of the Premises, for the remainder of the Term, provided that Lender or such purchaser shall then be entitled to possession of the Premises, subject to the provisions of this Lease. Provided Tenant sends Landlord a copy of such written notice from the Lender or purchaser, as applicable, promptly after receiving the same, Tenant shall be entitled to rely on the truth of the facts set forth in any such notice and will not be liable to Landlord for such reliance or attornment. This subsection shall inure to the benefit of Lender or such purchaser, shall apply notwithstanding that, as a matter of Law, this Lease may terminate upon the foreclosure of the Mortgage (in which event the parties shall execute a new lease for the remainder of the Term containing the provisions of this Lease), shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions. Each such party shall however, upon demand of the other, execute instruments in confirmation of the foregoing provisions reasonably satisfactory to the requesting party acknowledging such subordination, non-disturbance and attornment and setting forth the terms and conditions hereof.

20.3         Consent to Assignment of Lease to Lender. Tenant hereby consents to any assignment of this Lease by Landlord to or for the benefit of any Lender. Without limitation of the preceding sentence, Tenant hereby specifically consents to any Assignment of Lease and Rents executed by Landlord to and for the benefit of the Lender named herein.

20.4         Mortgage Reserves. Tenant shall deposit with Landlord, concurrently with the payment of monthly Base Rent, sums calculated by Landlord for payment of: (i) the estimated annual taxes and assessments assessed or levied against the Premises, and (ii) the estimated annual premiums for insurance required by this Lease, if required by Lender and/or HUD. In addition, Tenant shall be responsible for funding any additional escrows (including, reserves for replacements and capital expenditures) as may be required by Lender. Notwithstanding anything to the contrary in this Lease, all real estate tax, insurance reserve, capital expenditure reserves or other reserves required by the Lender against the Premises during the term of this Lease shall be paid by the Tenant to Landlord and shall be repaid to Tenant to the extent not applied in accordance with this Lease or the Mortgage when such holder repays such sums to Landlord and to the extent same are not required to be held for any replacement mortgage or are required to fund obligations of the Tenant under this Lease. Real estate taxes for the first and last year of the Lease Term shall be prorated in the same manner as the real estate taxes were prorated in connection with Landlord’s acquisition of the Premises. Real estate taxes for the last year of the Lease Term shall be prorated based on the number of days which have elapsed as of the date the Lease terminates.

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20.5         AR Financing.  Except as otherwise provided in Section 24.16 hereof, Tenant shall not pledge its accounts receivable or receipts derived from the operation of the Facility to an accounts receivable lender for any loan without the prior written consent of Landlord and Lender, which consent may be conditioned upon subordination of the rights of the accounts receivable lender to Landlord’s right to receive Base Rent and Additional Rent due under the terms of this Lease, but which otherwise shall not be unreasonably withheld, conditioned or delayed.

21.          Tenant’s Obligation to Discharge Liens. Prior to the imposition of any fine, lien, interest or penalty Tenant shall timely pay and discharge all amounts and obligations which Tenant assumes or agrees to pay or discharge pursuant to this Lease, together with every fine, penalty and interest with respect thereto.

22.          Utilities. Tenant agrees to timely pay for all utilities consumed by it in the Premises, prior to delinquency.

23.          Tenant Default.

23.1        Any of the following occurrences or acts shall constitute an Event of Default (herein so called) under this Lease:

(a)          Tenant’s failure to make any payment when due of any installment of Base Rent payable hereunder, and such default shall continue for three (3) days after written notice of such default is sent to Tenant by Landlord (or Lender).

(b)          Tenant’s failure to make any payment when due of any installment of Additional Rent payable hereunder and such default shall continue for three (3) days after notice of such default is sent to Tenant by Landlord (or Lender).

(c)          The failure by Tenant to maintain insurance as required under this Lease; provided however, if the insurance required under this Lease lapses for a period less than 30 days, and Tenant re-instates such lapsed insurance without a claim having been made, then such Event of Default shall be deemed cured for purposes of this Lease.

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(d)          Tenant’s failure to abide by any of the other covenants, agreements or obligations of this Lease, and such default shall continue for more than thirty (30) days after written notice thereof from Landlord (or Lender) specifying such default, provided, that if Tenant has commenced to cure within said thirty (30) days, and thereafter is in good faith diligently prosecuting same to completion, said thirty (30) day period shall be extended, for a reasonable time (not to exceed one hundred eighty (180) days or, with respect to a breach of Tenant’s obligations under Section 38, such longer period as may reasonably be necessary to cure such default so long as (i) Tenant delivers to Landlord a certificate of a qualified environmental remediation specialist that such default could not be cured within such one hundred eighty (180) days but is curable, and (ii) Tenant is in good faith diligently prosecuting such cure to completion) where, due to the nature of a default, it is unable to be completely cured within thirty (30) days.

(e)          Any execution or attachment shall be issued against Tenant or any of its property whereby the Premises shall be taken or occupied or attempted to be taken or occupied by someone other than Tenant, and the same shall not be bonded, dismissed, or discharged as promptly as possible under the circumstances

(f)          Tenant (i) shall make any assignment or other act for the benefit of creditors, (ii) shall file a petition or take any other action seeking relief under any state or federal insolvency or bankruptcy laws, or (iii) shall have an involuntary petition or any other action filed against either of them under any state or federal insolvency or bankruptcy laws which petition or other action is not vacated or dismissed within sixty (60) days after the commencement thereof.

(g)          The estate or interest of Tenant in the Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred and such process shall not be vacated or discharged within sixty (60) days after such levy or attachment.

(h)          Any material representation or warranty made by Tenant to Landlord herein or in any document delivered pursuant to this Lease is misleading or false when made.

(i)          The occurrence of an Adverse Healthcare Event at the Facility; provided if (i) the default described in this Section is curable, (ii) Tenant diligently commences the cure of such default and uses commercially reasonable efforts to diligently pursue any appeals or other required actions in accordance with Laws, and (iii) such default does not affect the ability of Tenant to comply with its financial obligations under this Lease, then such Adverse Healthcare Event shall not constitute a default until the earlier to occur of (A) final, adverse action upholding, in whole or in part, such termination, suspension, or material adverse action or restriction or (B) the passage of ninety (90) days from the date such termination, suspension or material adverse action or restriction was instituted without a final action having occurred.

23.2         If an Event of Default shall have occurred and be continuing, Landlord shall be entitled to all remedies available at law or in equity. Without limiting the foregoing, Landlord shall have the right to give Tenant notice of Landlord’s termination of the Term of this Lease. Upon the giving of such notice, the Term of this Lease and the estate hereby granted shall expire and terminate on such date as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Term of this Lease, and all rights of Tenant hereunder shall expire and terminate, but Tenant shall remain liable as hereinafter provided.

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23.3         If an Event of Default shall have occurred and be continuing, Landlord shall have the immediate right, whether or not the Term of this Lease shall have been terminated pursuant to Section 23.2, to re-enter and repossess the Premises and the right to remove all persons and property therefrom by summary proceedings, ejectment, any other legal action or in any lawful manner Landlord determines to be necessary or desirable. Landlord shall be under no liability by reason of any such re-entry, repossession or removal. No such re-entry, repossession or removal shall be construed as an election by Landlord to terminate this Lease unless a notice of such termination is given to Tenant pursuant to Section 23.2.

23.4         At any time or from time to time after a re-entry, repossession or removal pursuant to Section 23.3, whether or not the Term of this Lease shall have been terminated pursuant to Section 23.2, Landlord may (but, except to the extent expressly required by any applicable Law, shall be under no obligation to) relet the Premises for the account of Tenant, in the name of Tenant or Landlord or otherwise, without notice to Tenant, for such term or terms and on such conditions and for such uses as Landlord, in its absolute discretion, may determine. Landlord may collect any rents payable by reason of such reletting. Except to the extent required by applicable Law, Landlord shall not be liable for any failure to relet the Premises or for any failure to collect any rent due upon any such reletting.

23.5         No expiration or termination of the Term of this Lease pursuant to Section 23.2, by operation of law or otherwise, and no re-entry, repossession or removal pursuant to Section 23.3 or otherwise, and no reletting of the Premises pursuant to Section 23.4 or otherwise, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, re-entry, repossession, removal or reletting,

23.6         In the event of any expiration or termination of the Term of this Lease or re-entry or repossession of the Premises or removal of persons or property therefrom by reason of the occurrence of an Event of Default, Tenant shall pay to Landlord all Base Rent, Additional Rent and other sums required to be paid by Tenant, in each case together with interest thereon at the Lease Default Rate from the due date thereof to and including the date of such expiration, termination, re-entry, repossession or removal; and thereafter, Tenant shall, until the end of what would have been the Term of this Lease in the absence of such expiration, termination, re-entry, repossession or removal and whether or not the Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages: (i) all Base Rent, Additional Rent and other sums which would be payable under this Lease by Tenant in the absence of any such expiration, termination, re-entry, repossession or removal, less (ii) the net proceeds, if any, of any reletting effected for the account of Tenant pursuant to Section 23.4, after deducting from such proceeds all reasonable expenses of Landlord in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, reasonable attorneys’ fees and expenses (including, without limitation, fees and expenses of appellate proceedings), alteration costs and expenses of preparation for such reletting. Tenant shall pay such liquidated and agreed current damages on the dates on which Base Rent would be payable under this Lease in the absence of such expiration, termination, re-entry, repossession or removal, and Landlord shall be entitled to recover the same from Tenant on each such date.

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23.7         At any time after any such expiration or termination of the Term of this Lease or re-entry or repossession of the Premises or removal of persons or property thereon by reason of the occurrence of an Event of Default, whether or not Landlord shall have collected any liquidated and agreed current damages pursuant to Section 23.6, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand, as and for liquidated and agreed final damages for Tenant’s default and in lieu of all liquidated and agreed current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the sum of (i) the excess, if any of (A) the aggregate of all Base Rent, Additional Rent and other sums which would be payable under this Lease, in each case from the date of such demand (or, if it be earlier, the date to which Tenant shall have satisfied in full its obligations under Section 23.6 to pay liquidated and agreed current damages) for what would be the then-unexpired Term of this Lease in the absence of such expiration, termination, re-entry, repossession or removal, discounted at the rate equal to the then current rate on U.S. Treasury obligations of comparable maturity to such Term (the “Treasury Rate”), but in no event greater than the non-default rate of interest for the Loan (such lower rate being referred to as the “Discount Rate”) over (B) the amount of such rental loss that Tenant proves could be reasonably avoided by commercially reasonable mitigation efforts by Landlord, discounted at the Discount Rate for the same period, plus (ii) all reasonable legal fees and other costs and expenses incurred by Landlord and Lender as a result of Tenant’s default under this Lease. If any Law shall limit the amount of liquidated final damages to less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such Law.

Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy at law or in equity, including the right of injunction. Tenant waives any rights of redemption granted by any Laws if Tenant is evicted or dispossessed, for any cause, or if Landlord obtains possession of the Premises by reason of the violation by Tenant of any of the terms of this Lease.

23.8         Tenant acknowledges that one of the rights and remedies available to Landlord under applicable law is to apply to a court of competent jurisdiction for the appointment of a receiver to take possession of part or all of the Premises, to collect the rents, issues, profits and income of the Premises and to manage the operation of the Premises. Tenant further acknowledges that the revocation or suspension of the certification of any portion of the Premises for provider status under Medicare or Medicaid (or successor programs) for a period of thirty (30) days or more and/or the revocation or suspension of a license relating to the operation of any portion of the Premises for its intended use under the Laws of the State for a period of thirty (30) days or more will materially and irreparably impair the value of Landlord's investment in the Premises. Therefore, in any of such events, and in addition to any other right or remedy of Landlord under this Lease, Landlord may petition any appropriate court for, and Tenant hereby consents to, the appointment of a receiver to take possession of the Property, to manage its operation, to collect and disburse all rents, issues, profits and income generated thereby and to preserve or replace to the extent possible any such license and provider certification for the Property or to otherwise substitute the licensee or provider thereof. The receiver shall be entitled to a reasonable fee for its services as a receiver. All such fees and other expenses of the receivership estate shall be added to the Minimum Rent due to Landlord under this Lease. Tenant hereby irrevocably stipulates to the appointment of a receiver under such circumstances and for such purposes and agrees not to contest such appointment. In the event a receiver is appointed, Tenant agrees to waive all rights to negotiate terms of an OTA and further agrees to execute all transfer documentation including an OTA.

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24.          Loan Requirements. If Landlord obtains or seeks to obtain a Loan or a HUD Loan on the Facility, then the following sections shall apply:

24.1        Cooperation in Obtaining HUD Loan. In connection with Landlord’s efforts to obtain a HUD Loan, Tenant agrees to provide to HUD and/or Lender the application documents required by HUD ("Application Documents") and to execute and/or certify all Application Documents, as reasonably required by HUD or Lender.

24.2        Amendment of Lease. This Lease may be modified only by a written instrument signed by Landlord and Tenant and approved by Landlord's Lender and by the HUD Lender or HUD, as applicable.

24.3        Compliance with HUD Program Requirements and HUD Loan Documents.

(a)          Tenant agrees to comply with all applicable HUD Program Requirements and the HUD Loan Documents. Tenant further agrees that this Lease will be part of the collateral pledged by Landlord to Lender and HUD. Tenant agrees that it will not take any action which would violate any applicable HUD Program Requirements or any of the HUD Loan Documents.

(b)          In the event of any conflict between the terms and provisions of this Lease and any applicable HUD Program Requirements or the HUD Loan Documents, the HUD Program Requirements and HUD Loan Documents shall control in all respects. Landlord and Tenant agree that no provision of this Lease shall modify any obligation of Landlord or Tenant under the HUD Loan Documents. Landlord and Tenant acknowledge that HUD’s acceptance of this Lease in connection with the closing of the HUD Loan shall in no way constitute HUD’s consent to arrangements which are inconsistent with HUD Program Requirements. This Lease is subject to all HUD Program Requirements.

24.4        Subordination.

(a)          This Lease is and shall be subject and subordinate to the Mortgage and other HUD Loan Documents; to all renewals, modifications, consolidations, replacements and extensions thereof; to all substitutions thereof; and to all future mortgages upon the Premises and/or other security interests in or to the Premises and any other items which are herein leased to Tenant or which, pursuant to the terms hereof, become a part of the Premises or are otherwise deemed to become the property of Landlord or to remain upon the Premises at the end of the term; and to each advance made or hereafter to be made under any of the foregoing. This Section shall be self-operative and no further instrument of subordination shall be required. Without limiting the foregoing, Tenant agrees to execute and deliver promptly any and all certificates, agreements and other instruments that Landlord, Lender or HUD may reasonably request in order to confirm such subordination. Unless Lender shall have agreed otherwise, if Lender or another person or entity shall succeed to the interest of Landlord by reason of foreclosure or other proceedings brought by Lender in lieu of or pursuant to a foreclosure, or by any other manner (Lender or such other person or entity being called a “Successor”), then this Lease shall terminate, or, at the option of the Successor, this Lease shall nevertheless continue in full force and effect, in which case Tenant shall and does hereby agree to attorn to the Successor and to recognize the Successor as its landlord under the terms of this Lease.

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(b)          Agreements for provision of services to the Premises or the granting of easements, rights of way or other allowances of use or placement of CATV, utilities or other items are, and shall always be, subordinate to (i) the right of Landlord, and (ii) the Mortgage and other HUD Loan Documents and all other mortgages and security interests now or hereafter encumbering the Premises and/or the property of which it forms a part. Tenant must obtain HUD written approval prior to entering into any telecommunications services agreement and/or granting of any easements.

24.5        Ownership of FF&E. Tenant agrees that (a) except leases of FF&E entered into in the ordinary course of business with third-party lessors and property of tenants and residents of the Premises, all FF&E located on the Premises at the date of the Lease is and shall be the property of Landlord, and (b) any FF&E acquired by Landlord or Tenant during the term of this Lease remaining on the Premises at the termination of the Lease shall be and/or become the property of Landlord. Tenant agrees, during the term of the Lease, not to remove any FF&E from the Premises, except to replace such FF&E with other similar items of equal or greater quality and value. The provisions of this Section 24.5 and Section 24.6 below shall apply to any Loan (i.e. HUD or non-HUD Loan) obtained by Landlord.

24.6        Landlord Lien. To secure Tenant’s obligations under this Lease, Tenant grants Landlord a contractual security interest on all of Tenant’s Property now or hereafter situated in the Premises and all proceeds therefrom, including insurance proceeds (collectively, “Collateral”). No Collateral shall be removed from the Premises without Landlord’s prior written consent until all of Tenant’s obligations are fully satisfied (except in the ordinary course of business and then only if replaced with items of same value and quality). Upon any Event of Default, Landlord may, to the fullest extent permitted by Applicable Law and in addition to any other remedies provided herein, enter upon the Premises and take possession of any Collateral without being held liable for trespass or conversion, and sell the same at public or private sale, after giving Tenant at least 5 days written notice (or more if required by Applicable Law) of the time and place of such sale. Such notice may be sent with or without return receipt requested. Unless prohibited by Applicable Law, any Landlord Party may purchase any Collateral at such sale. The proceeds from such sale, less Landlord’s expenses, including reasonable attorneys’ fees and other expenses, shall be credited against Tenant’s obligations. Any surplus shall be paid to Tenant (or as otherwise required by Applicable Law) and any deficiency shall be paid by Tenant to Landlord upon demand. Upon reasonable written request, Tenant shall execute and deliver to Landlord a financing statement sufficient to perfect the foregoing security interest or Landlord may, at its option, file a copy of this Lease as a financing statement, as permitted under Applicable Law.

24.7        Payments. Landlord and Tenant each acknowledges and agrees that the rent and other amounts payable by Tenant under this Lease (including Base Rent, Additional Rent and all other sums payable under this Lease) are sufficient to properly maintain the Premises, and to enable Landlord to meet its debt service obligations and related expenses in connection with the Mortgage Loan and the Premises. To the extent applicable, unless Lender and Landlord agree otherwise, and without limiting the generality of the foregoing, Tenant agrees to pay, as additional rent, when due all premiums for (i) FHA mortgage insurance, (ii) liability insurance and full coverage property insurance on the Premises, and (iii) all other insurance coverage required under the HUD Loan Documents and/or applicable HUD Program Requirements. Unless Lender and Landlord agree otherwise, Tenant shall be responsible for funding all escrows for taxes, reserves for replacements, mortgage insurance premiums and/or other insurance premiums as may be required by Lender and/or HUD.

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24.8        Regulatory Agreement of Tenant. At the time of the closing of the HUD Loan, Tenant agrees to execute the Regulatory Agreement of Tenant, and other applicable documents evidencing Lender’s security interest in the collateral of Tenant. Tenant agrees to comply with its obligations under the Regulatory Agreement of Tenant, and agrees that a default by Tenant under the Regulatory Agreement of Tenant shall be deemed to be a default under this Lease.

24.9        Management Agreement Requirements. Tenant agrees not to enter into any Management Agreement involving the Facility unless such Management Agreement complies with applicable HUD Program Requirements and contains provisions that, in the event of default under the Regulatory Agreement of Landlord or the Regulatory Agreement of Tenant, the Management Agreement shall be subject to termination upon not more than thirty (30) days’ notice without penalty upon written request of HUD. Upon such HUD termination request, Tenant shall immediately arrange to terminate the contract within a period of not more than thirty (30) days and shall make arrangements reasonably satisfactory to HUD for continuing proper management of the Premises.

24.10      Licenses; Bed Authority. Tenant shall ensure that the Facility meets all state licensure requirements and standards at all times. Landlord and Tenant agree not to undertake or acquiesce to any modification to any license with respect to the Premises or to any “bed authority” related thereto without the prior written approval of HUD.

24.11      Governmental Receivables. Tenant shall be responsible for obtaining and maintaining all necessary provider agreements with Medicaid, Medicare and other governmental third party payors. Tenant agrees to furnish HUD and Lender with copies of all such provider agreements and any and all amendments thereto promptly after execution thereof.

24.12      Financial Statements and Reporting Requirements. Tenant agrees to furnish HUD and Lender copies of its annual financial statements with respect to the Premises, prepared in compliance with the requirements of the Regulatory Agreement of Tenant, within one hundred twenty (120) days after the close of Tenant’s fiscal year or such longer period as may be permitted by HUD. Tenant agrees to submit to HUD and Lender copies of all other financial reports as specified in the Regulatory Agreement of Tenant.

24.13      Inspections. Tenant agrees that upon reasonable request, Lender, HUD and their respective designees and representatives may at all reasonable times, upon reasonable notice, subject to the rights of patients, residents and tenants, examine and inspect the Premises. Tenant shall, on the request of Lender and/or HUD, promptly make available for inspection by Lender and/or HUD, and their designees and representatives, copies of all of Tenant’s correspondence, books, records and other documentation relating to the Premises, excepting communications between Tenant and its attorneys. Tenant agrees to maintain accounting records for the Facility in accordance with its customary practice and the Regulatory Agreement of Tenant, separate from any general accounting records which Tenant may maintain in connection with the Tenant’s other activities. Tenant agrees that Lender and/or HUD, and their designees and representatives, shall at any reasonable time, have access to and the right to examine all accounting records of Tenant which relate directly or indirectly to the Premises. The obligations of Tenant under this Section shall be limited to the extent necessary in order for Tenant to comply with Laws regarding the confidentiality of resident/patient medical records and information.

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24.14      Insurance; Casualty; Condemnation. Tenant agrees to procure and maintain, or cause to be procured and maintained, the insurance coverage required pursuant to the HUD Loan Documents and/or applicable HUD Requirements, including HUD Notices H 04-01 and H 04-15. Insurance proceeds and the proceeds of any condemnation award or other compensation paid by reason of a conveyance in lieu of the exercise of such power, with respect to the Premises, or any portion thereof, shall be applied in accordance with the terms of the HUD Loan Documents and applicable HUD Program Requirements. The decision to repair, reconstruct, restore or replace the Premises following a casualty or condemnation shall be subject to the terms of the HUD Loan Documents and applicable HUD Requirements. Notwithstanding the foregoing, under no circumstances shall Tenant be required to repair, reconstruct, restore or replace the Premises if the insurance proceeds and/or the proceeds of any condemnation award or other compensation paid by reason of a conveyance in lieu of the exercise of such power are not fully made available to Tenant.

24.15      Assignment of Operating Lease and Subletting of the Premises. This Lease shall not be assigned or subleased by Tenant, in whole or in part (including any transfer of title or right to possession and control of the Premises, or of any right to collect fees or rents), without the prior written approval of HUD. The prior written approval of HUD shall be required for (a) any change in or transfer of the management, operation, or control of the project or (b) any change in the ownership of Tenant that requires HUD approval under HUD’s previous participation approval requirements. Landlord and Tenant acknowledge that any proposed assignee shall be required to execute a Tenant Regulatory Agreement, each in form and substance reasonably satisfactory to HUD, as a prerequisite to any such approval. Any assignment or subletting of the Premises made without such prior approval shall be null and void. This restriction on subletting does not apply to Tenant’s leasing of individual units or beds to patients/ residents.

24.16      HUD Approval of Accounts Receivable (AR) Financing. Tenant shall not pledge its accounts receivable or receipts to an accounts receivable lender for any loan without the prior written approval of Lender and HUD. In such event that Lender or HUD grant such approval: (a) the holder(s) of such lien shall enter into an Intercreditor and a Rider to Intercreditor Agreement with the AR Lender and Lender on such terms and conditions as may be customarily required by HUD or Lender; and (b) Tenant shall agree to comply with the customary requirements imposed by Lender and HUD in connection therewith. Until such approved loan is paid in full, the written approval of HUD or Lender is required for any proposed modifications, extensions, renewals or amendments to a material term of the AR Loan or the security agreement, prior to the effective date of such amendments.

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24.17      Termination of Lease. The Lease shall not be terminated prior to its expiration date without the prior written approval of HUD. If HUD becomes Mortgagee, Mortgagee in Possession, or Successor, HUD can terminate the Lease (a) for any violation of the Lease that is not cured within any applicable notice and cure period given in the Lease, (b) for any violation of the Regulatory Agreement of Tenant or other HUD Program Requirements or Health Care Requirements that is not cured within thirty (30) days after receipt by Tenant of written notice of such violation or (c) if HUD, as a result of the occurrence of either of the events described in the foregoing items (a) or (b), is required to advance funds for the operation of the Facility located on the Premises.

24.18      Master Lease. Projects proposed for FHA financing under the Section 232 program that are affiliated by common ownership among Mortgagors and/or Tenant/Operator entities must receive written approval from HUD, and may be required to use a Master Lease between the Mortgagor/Landlord and the Master Tenant/Subtenant/Operator. The Master Lease and the HUD Master Lease Subordination Agreement or Master Lease Subordination Non Disturbance Agreement shall be approved by HUD and the Mortgagee. The Master Lease shall only contain Mortgagors and Operators of FHA-insured projects.

24.19      Miscellaneous. Notwithstanding any other terms contained in the Lease, in the event of an assignment of the Lease to HUD or FHA, neither HUD nor FHA shall have any indemnification obligations under the Lease. In addition, any payment obligations of HUD or FHA pursuant to the Lease shall be limited to actual amounts received by HUD or FHA, and otherwise not prohibited by applicable law or regulation, including without limitation, the Anti Deficiency Act, 31 U.S.C. § 1341, et seq.

25.          Rent Payments. If Landlord’s interest in this Lease shall pass to another, or if the Base Rent or Additional Rent hereunder shall be assigned, or if a party other than Landlord shall become entitled to collect the Base Rent or Additional Rent due hereunder, then notice thereof shall be given to Tenant by Landlord in writing, or, if Landlord is an individual and shall have died or become incapacitated, by Landlord’s legal representative, accompanied by due proof of the appointment of such legal representative; provided, that if Base Rent is then being paid to Lender, then notwithstanding such notice from Landlord, Tenant shall continue to pay Base Rent to Lender until it receives contrary notice from Lender. Until such notice and proof shall be received by Tenant, Tenant may continue to pay the rent due hereunder, and Landlord shall indemnify and hold Tenant harmless from any challenges to such payments, to the one to whom, and in the manner in which, the last preceding installment of rent hereunder was paid, and each such payment shall fully discharge Tenant with respect to such payment.

Tenant shall not be obligated to recognize any agent for the collection of rent or otherwise authorized to act with respect to the Premises until written notice of the appointment and the extent of the authority of such agent shall be given to Tenant by the one appointing such agent.

26.          Holdover. If Tenant shall hold over after the expiration date of the Term, or if Tenant shall hold over after the date specified in the Tenant’s Termination Notice given by Tenant under Section 15.2, then, in either such event, Tenant shall be a month-to-month Tenant on the same terms as herein provided, except that the monthly Base Rent will be one and one-half (1.5) times the monthly Base Rent payable by Tenant during the final full calendar month of the Term or, if applicable, during any extension of the Term, immediately preceding such holdover period.

Lease – Friendswood SNF	31

27.          Notices. Whenever, pursuant to this Lease, notice or demand shall or may be given to either of the parties (including Lender) by the other, and whenever either of the parties shall desire to give to the other any notice or demand with respect to this Lease or the Premises, each such notice or demand shall be in writing, and any Laws to the contrary notwithstanding, shall not be effective for any purpose unless the same shall be given or served as follows: by mailing the same to the other party by registered or certified mail, return receipt requested, or by delivery by nationally recognized overnight courier service provided a receipt is required, at its Notice Address set forth in Section 1 hereof, or at such other address as either party (including, without limitation, Lender) may from time to time designate by notice given to the other. The date of receipt of the notice or demand shall be deemed the date of the service thereof (unless delivery of the notice or demand is refused or rejected, in which case the date of such refusal or rejection shall be deemed the date of service thereof).

28.          Indemnity. TENANT SHALL DEFEND LANDLORD AND ANY OF LANDLORD’S OWNERS, PARTNERS, TRUSTEES, BENEFICIAL OWNERS, MEMBERS, MANAGERS, EMPLOYEES, AGENTS, OFFICERS, DIRECTORS OR SHAREHOLDERS, TOGETHER WITH THE LENDER, AND ANY OWNER, PARTNER, MEMBER, MANAGER, TRUSTEE, BENEFICIAL OWNER, OFFICER, DIRECTOR, SHAREHOLDER, EMPLOYEE OR AGENT OF THE LENDER OR ANY HOLDER OF A PASS-THROUGH OR SIMILAR CERTIFICATE ISSUED BY THE LENDER (HEREIN, COLLECTIVELY, “INDEMNIFIED PARTIES”) WITH RESPECT TO, AND SHALL PAY, PROTECT, INDEMNIFY AND HOLD HARMLESS THE INDEMNIFIED PARTIES FROM AND AGAINST, ANY AND ALL LIABILITIES, LOSSES, DAMAGES, PENALTIES, COSTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES), CAUSES OF ACTION, SUITS, CLAIMS, DEMANDS OR JUDGMENTS OF ANY NATURE WHATSOEVER, HOWEVER CAUSED DURING THE TERM, (A) TO WHICH ANY INDEMNIFIED PARTY IS SUBJECT BECAUSE OF LANDLORD’S OR LENDER’S ESTATE IN THE PREMISES OR (B) ARISING FROM (I) INJURY TO OR DEATH OF ANY PERSON OR PERSONS OR DAMAGE TO OR LOSS OF PROPERTY, REAL OR PERSONAL, IN ANY MANNER ARISING THEREFROM, OCCURRING ON THE PREMISES OR CONNECTED WITH THE USE, NON-USE, CONDITION, OCCUPANCY, MAINTENANCE, REPAIR OR REBUILDING OF ANY THEREOF, WHETHER OR NOT SUCH INDEMNIFIED PARTY HAS OR SHOULD HAVE KNOWLEDGE OR NOTICE OF THE DEFECT OR CONDITIONS, IF ANY, CAUSING OR CONTRIBUTING TO SAID INJURY, DEATH, LOSS, DAMAGE OR OTHER CLAIM, (II) TENANT’S VIOLATION OF THIS LEASE, (III) ANY ACT OR OMISSION OF TENANT OR ITS AGENTS, CONTRACTORS, LICENSEES, SUBTENANTS OR INVITEES, AND (IV) ANY CONTEST REFERRED TO IN SECTION 30.2; PROVIDED, THAT TENANT SHALL NOT BE REQUIRED TO INDEMNIFY, DEFEND OR HOLD HARMLESS ANY INDEMNIFIED PARTY FOR ANY SUCH MATTERS ARISING DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY. TENANT COVENANTS UPON NOTICE FROM SUCH INDEMNIFIED PARTY TO DEFEND SUCH INDEMNIFIED PARTY IN SUCH ACTION, WITH THE EXPENSES OF SUCH DEFENSE PAID BY TENANT; PROVIDED, THAT IN CONNECTION WITH TENANT’S OBLIGATIONS TO PROVIDE A DEFENSE OF THE INDEMNIFIED PARTIES HEREUNDER, TENANT SHALL BE ENTITLED TO SELECT COUNSEL REASONABLY SATISFACTORY TO LANDLORD TO DEFEND SUCH INDEMNIFIED PARTIES SO LONG AS DEFENSE OF MULTIPLE PARTIES IS REASONABLE UNDER THE CIRCUMSTANCES AND SO LONG AS SUCH COMMON DEFENSE DOES NOT LIMIT ANY REASONABLE CLAIMS OR DEFENSES WHICH COULD BE RAISED BY ANY SUCH INDEMNIFIED PARTIES. THE OBLIGATIONS OF TENANT UNDER THIS SECTION 28 SHALL SURVIVE ANY TERMINATION OF THIS LEASE. ANY AMOUNTS PAYABLE TO ANY INDEMNIFIED PARTY HEREUNDER BY REASON OF THE APPLICATION OF THIS SECTION 28 SHALL BECOME IMMEDIATELY DUE AND PAYABLE; AND SUCH AMOUNTS SHALL BEAR INTEREST AT THE LEASE DEFAULT RATE FROM THE DATE LOSS OR DAMAGE IS PAID BY SUCH INDEMNIFIED PARTY UNTIL PAID BY TENANT.

Lease – Friendswood SNF	32

LANDLORD AND TENANT INTEND THAT, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, THE INDEMNITIES AND RELEASES PROVIDED IN THIS LEASE BY TENANT FOR THE BENEFIT OF LANDLORD, LENDER OR ANY OTHER INDEMNIFIED PARTIES (INCLUDING WITHOUT LIMITATION, THE INDEMNITIES SET FORTH IN THIS SECTION 28 AND IN SECTION 38.5 OF THIS LEASE), SHALL APPLY EVEN IF AND WHEN THE SUBJECT MATTER OF THE INDEMNITIES AND RELEASES ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF LANDLORD, LENDER OR ANY OTHER INDEMNIFIED PARTIES, OR ARISE AS A RESULT OF STRICT LIABILITY OF LANDLORD, LENDER OR ANY OTHER INDEMNIFIED PARTIES, BUT IN NO EVENT SHALL TENANT BE OBLIGATED TO INDEMNIFY LANDLORD, LENDER OR ANY OTHER INDEMNIFIED PARTIES WITH RESPECT TO MATTERS ARISING FROM THEIR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

29.          Tenant to Comply with Matters of Record. Tenant agrees to perform all obligations of Landlord and pay all costs, expenses and other amounts (including, without limitation, any liquidated damages) which Landlord or Tenant may be required to pay in accordance with, and to comply and cause the Premises to comply in all respects with all of the terms and conditions of any reciprocal easement agreements and any other agreements or documents of record now affecting the Premises (including, without limitation, the Permitted Encumbrances) or hereafter executed or filed with Tenant’s written consent (each, herein referred to as a “Matter of Record”, and collectively as the “Matters of Record”) during the Term. TENANT SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS LANDLORD AND LENDER AND ALL OTHER INDEMNIFIED PARTIES FROM ANY CLAIM, LOSS OR DAMAGE SUFFERED BY LANDLORD OR LENDER OR SUCH INDEMNIFIED PARTIES BY REASON OF TENANT’S FAILURE TO PERFORM ANY OBLIGATIONS OR PAY ANY COSTS, EXPENSES OR OTHER AMOUNTS (INCLUDING WITHOUT LIMITATION, LIQUIDATED DAMAGES) AS REQUIRED UNDER ANY MATTERS OF RECORD OR COMPLY AND CAUSE THE PREMISES TO COMPLY WITH THE TERMS AND CONDITIONS OF ANY MATTERS OF RECORD DURING THE TERM.

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30.          Taxes.

30.1        Subject to the provisions hereof relating to contests and mortgage reserves, Tenant shall pay and discharge, before any interest or penalties are due thereon, all of the following taxes, charges, assessments, ground rents, levies and other items (collectively, “tax” or “taxes”), even if unforeseen or extraordinary, which are imposed or assessed on or subsequent to the Date of Rent Commencement during the Term, regardless of whether payment thereof is due prior to, during or after the Term: all taxes of every kind and nature (including, without limitation, real, ad valorem, personal property, and sales and use tax), on or with respect to the Premises (including, without limitation, any taxes assessed against Landlord’s reversionary estate in the Premises or against any real property other than the Premises which is included within the tax parcel which includes the Premises), the Base Rent and Additional Rent (including, without limitation, ad valorem taxes) payable hereunder, this Lease or the leasehold estate created hereby; all charges and/or assessments for any easement or agreement maintained for the benefit of the Premises; and all general and special assessments, levies, water and sewer assessments and other utility charges, use charges, impact fees and rents and all other public charges and/or taxes whether of a like or different nature. Landlord shall promptly deliver to Tenant any bill or invoice Landlord receives with respect to any tax; provided, that the Landlord’s failure to deliver any such bill or invoice shall not limit Tenant’s obligation to pay such tax. Landlord agrees to cooperate with Tenant to enable Tenant to receive tax bills directly from the respective taxing authorities. Nothing herein shall obligate Tenant to pay, and the term “taxes” shall exclude (unless the taxes referred to in clauses (i) and (ii) below are in lieu of or a substitute for any other tax or assessment upon or with respect to any of the Premises which, if such other tax or assessment were in effect on the Date of Rent Commencement, would be payable by Tenant hereunder or by Law), federal, state or local (i) franchise, capital stock or similar taxes, if any, of Landlord, (ii) income, excess profits or other taxes, if any, of Landlord, determined on the basis of or measured by Landlord’s net income, (iii) any estate, inheritance, succession, gift, capital levy or similar taxes of Landlord, (iv) taxes imposed upon Landlord under Section 59A of the Internal Revenue Code of 1986, as amended, or any similar state, local, foreign or successor provision, (v) any amounts paid by Landlord pursuant to the Federal Insurance Contribution Act (commonly referred to as FICA), the Federal Unemployment Tax Act (commonly referred to as FUTA), or any analogous state unemployment tax act, or any other payroll related taxes, including, but not limited to, any required withholdings relating to wages, (vi) except as otherwise provided in Section 15, any taxes in connection with the transfer or other disposition of any interest, other than Tenant’s (or any person claiming under Tenant), in the Premises or this Lease, to any person or entity, including but not limited to, any transfer, capital gains, sales, gross receipts, value added, income, stamp, real property gains or withholding tax, and (vii) any interest, penalties, professional fees or other charges relating to any item listed in clauses (i) through (vi) above; provided, further, that Tenant is not responsible for making any additional payments in excess of amounts which would have otherwise been due, as tax or otherwise, but for a withholding requirement which relates to the particular payment and such withholding is in respect to or in lieu of a tax which Tenant is not obligated to pay; and provided, further, that if at any time during the Term of this Lease, the method of taxation shall be such that there shall be assessed, levied, charged or imposed on Landlord a tax upon the value of the Premises or any present or future improvement or improvements on the Premises, including without limitation, any tax which uses rents received from Tenant as a means to derive value of the property subject to such tax, then all such levies and taxes or the part thereof so measured or based shall be payable by Tenant, but only to the extent that such levies or taxes would be payable if the Premises were the only property of Landlord, and Tenant shall pay and discharge the same as herein provided. In the event that any assessment against the Premises is payable in installments, Tenant may pay such assessment in installments; and in such event, Tenant shall be liable only for those installments which become due and payable prior to or during the Term, or which are appropriately allocated to the Term even if due and payable after the Term. Tenant shall deliver, or cause to be delivered, to Landlord and Lender, promptly upon Landlord’s or Lender’s written request, evidence reasonably satisfactory to Landlord and Lender that the taxes required to be paid pursuant to this Section 30 have been so paid and are not then delinquent.

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30.2        After prior written notice to Landlord and Lender, at Tenant’s sole cost, Tenant may contest (including seeking an abatement or reduction of) in good faith any taxes agreed to be paid hereunder; provided, that (a) Tenant first shall satisfy any Legal Requirements, including, if required, that the taxes be paid in full before being contested or, if not required to be paid in full, such contest shall suspend the collection of such taxes, (b) no Event of Default has occurred and is continuing and no Event of Default under this Lease shall occur as a result of such contest, and (iii) failing to pay such taxes will not subject Landlord or Lender to criminal or civil penalties or fines or to prosecution for a crime, or result in the sale, forfeiture, termination, cancellation or loss of any portion of the Premises or any interest therein, any Base Rent or any Additional Rent Tenant agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, except that Tenant shall have the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay and shall indemnify, defend and hold Landlord and Lender and all other indemnified Parties harmless against any and all losses, judgments, decrees and costs (including, without limitation, all reasonable attorneys’ fees and expenses) in connection with any such contest and shall promptly, after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. At Tenant’s sole cost, Landlord shall assist Tenant as reasonably necessary with respect to any such contest, including joining in and signing applications or pleadings. Any rebate applicable to any portion of the Term shall belong to Tenant If at the time of any such contest an Event of Default has occurred and is continuing under this Lease, then Tenant shall post a bond or other security with and reasonably acceptable to Landlord and Lender in their reasonable discretion in an amount equal to one hundred twenty-five percent (125%) of the amount being contested.

31.          Insurance.

31.1        Tenant, at Tenant’s cost and expense, shall procure and at all times keep in full force and effect in responsible companies, with a minimum AM Best rating of “A – VIII” and licensed in the state in which the Premises are located, the following insurance coverage, in amounts reasonably satisfactory to Landlord and its lender(s) (naming Landlord and the holder of Landlord’s mortgage or deed of trust as loss payee (with respect to the insurance required under Sections 31.1.1, 31.1.3 and 31.1.6) and additional insureds with respect to the insurance required under Sections 31.1.2 and 31.1.4):.

Lease – Friendswood SNF	35

31.1.1           comprehensive “all risk” insurance on the Premises, including Building Ordinance Coverage from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, naming Landlord as the insured, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” (as such Full Replacement Cost may be determined by Landlord’s Lender, including any lender of a HUD Loan), which for purposes of this Lease shall mean actual replacement value with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Premises waiving all co insurance provisions; (C) providing for no deductible in excess of Twenty-Five Thousand Dollars ($25,000.00) for all such insurance coverage (except as specified in the penultimate sentence of this subsection); and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Premises or the use of the Facility shall at any time constitute legal non-conforming structures or uses and covering the increased cost of construction, demolition cost, value of the undamaged portion of the structure and any increased expenses to rebuild due to the enforcement of building or zoning laws or requirements following a covered loss to the Premises. In addition, Tenant shall obtain: (x) if any portion of the Premises is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount no less than one hundred percent (100%) of the Full Replacement Cost and including the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Landlord shall require; (maximum allowable deductibles are $5,000 building, $5,000 contents and $100,000 business income); and (y) earthquake insurance in amounts and in form and substance satisfactory to Landlord (which shall in all events be in amounts no less than one hundred percent (100%) of the Full Replacement Cost and with a deductible of 5% with a $250,000 minimum), provided that the insurance pursuant to clauses (x) and (y) hereof shall be on terms consistent with the comprehensive “all risk” insurance policy required under this Subsection (i), and provided further that the ordinance and law coverage pursuant to clause (D) may have a sub-limit of Two Million Five Hundred Thousand Dollars ($2,500,000.00). Should Landlord’s interest in the Premises secure a loan from Landlord’s Lender, the insurance policy or policies required by this Section 31.1.1 shall name Landlord’s Lender as the “Loss Payee” thereunder. Furthermore, should Landlord’s Lender require additional or greater insurance coverages, Tenant shall provide the same;

31.1.2           commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Facility, such insurance (A) with a combined limit of not less than Three Million Dollars ($3,000,000.00) in the aggregate and One Million Dollars ($1,000,000.00) per claim; (B) to continue at not less than the aforesaid limit until required to be changed by Landlord in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) blanket contractual liability; and (4) contractual liability covering the indemnities contained in Section 28 of this Lease to the extent the same is available;

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31.1.3           business income with extra expense insurance (A) with loss payable to Landlord as to rental interruption insurance; (B) covering all risks required to be covered by the insurance provided for in Subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Premises has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Facility is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income with respect to the Facility for a period of twelve (12) months from the date of such casualty (assuming such casualty had not occurred) and notwithstanding that the policy may expire at the end of such period. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Tenant’s reasonable estimate of the gross income from the Facility for the succeeding twelve (12) month period. Nothing herein contained shall be deemed to relieve Tenant of its obligations to pay the Rent when due except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

31.1.4           at all times during which structural construction, repairs or alterations are being made with respect to the Premises, and only if the Facility coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, and (3) with an agreed amount endorsement waiving co insurance provisions, naming Landlord as the insured;

31.1.5           worker’s compensation insurance with respect to any employees of Tenant, if required by Texas law;;

31.1.6           comprehensive boiler and machinery insurance, in amounts as shall be reasonably required by Landlord on terms consistent with the commercial property insurance policy required under Subsection (i) above;

31.1.7           motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million Dollars ($1,000,000.00) or such other insurance as required by any Federal or State of Texas agency in connection with the transport of patients;

31.1.8           professional liability and malpractice insurance with limits of at least One Million Dollars ($1,000,000.00) per claim / Three Million Dollars ($3,000,000.00) in the aggregate, a Three Million Dollar ($3,000,000.00) policy limit, and a deductible in an amount not in excess of Twenty-five Thousand Dollars ($25,000.00) per occurrence. Tenant shall also require each medical director for the Facility and the associated nurse practitioner at the Facility to carry professional liability and malpractice insurance with limits of not less than One Million Dollars ($1,000,000.00) per claim / Three Million Dollars ($3,000,000.00) in the aggregate;

31.1.9           crime or employee dishonesty policy in a minimum amount of One Hundred Thousand Dollars ($100,000.00); and

31.1.10         upon sixty (60) days’ notice, (x) such other reasonable insurance and in such reasonable amounts as Landlord or its lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Facility located in or around the region in which the Facility is located, and (y) such changes to existing coverages set forth in this Lease required by Landlord’s Lender.

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31.2        Tenant agrees that any fire and extended coverage insurance carried by it against loss or damage by fire or other casualty shall contain a clause, if obtainable without additional cost to Tenant, whereby the insurer waives its right to subrogation against Landlord. If Tenant is successful in obtaining such a clause, Tenant shall furnish to Landlord evidence of such waiver.

31.3        Anything contained in this Lease to the contrary notwithstanding, Tenant agrees that it shall, subject to the other terms hereof, at its sole cost and expense, carry and maintain through the Term all of the insurance policy types and coverage amounts specified in this Section 31, or such other or further insurance coverage, all in such format, (blanket or non-blanket stand-alone), and/or with such policy endorsements or other terms, or with such additional coverage types or limits, as may be required from time to time by HUD in its sole discretion (including the insurance requirements contained in HUD Housing Notice 04-01), or as may be reasonably required by Landlord or Landlord’s Lender.

31.4        All certificates with respect to the policies of insurance referred to in this Section shall be delivered by Tenant to Landlord annually, and such policies shall provide for sixty (60) days’ cancellation notice if obtainable without additional cost (and, if not so obtainable, such policies shall provide for a thirty (30) days’ cancellation notice) to Landlord and Landlord’s Lender(s) in the event of non-payment of premiums or in the event of other proposed cancellation. Tenant shall provide to Landlord copies of such Insurance policies upon the request of Landlord.

31.5        Tenant shall not do or permit to be done any act or thing upon the Premises which will invalidate or be in conflict with any fire, hazard or other insurance policies covering the Premises, and shall not do or permit to be done any act or thing upon the Premises which shall or might subject Landlord to any liability or responsibility for injury to any person or to property by reason of any business or operation being carried on or in the Premises or for any other reason.

31.6        In the event that Tenant fails to obtain and maintain insurance as provided in this Lease, Landlord may affect any such insurance coverage and pay premiums therefor, and all premiums so paid by Landlord shall bear interest at ten percent (10%) per annum from the date such expenses are incurred by Landlord until the date such sums are paid in full by Tenant to Landlord, and such sums together with accrued interest shall be deemed additional Rent hereunder and payable by Tenant to Landlord upon the next due date of Rent hereunder and in accordance with the provisions of this Lease.

31.7        All policies of insurance required under this Section 31 shall also be payable, without contribution, if obtainable without additional cost to Tenant, to the holder of the existing or any new mortgage or deed of trust which may now or hereafter be a lien against the Premises, as their interests may appear; provided, however, that said holder shall be required to apply the proceeds of such insurance for the reconstruction of the Premises pursuant to the provisions of this Lease, or, in the case of Landlord’s Lender(s), for retirement of all or any portion of the outstanding principal and/or interest under any loan secured by a lien on the Premises.

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31.8        All insurance coverage required to be carried hereunder shall be carried with insurance companies licensed to do business in the State and which have a claims paying ability rating of “A” or better by S&P and a rating of “A2” or better by Moody’s, and shall require the insured’s insurance carrier to notify the Landlord and Lender at least thirty (30) days prior to any cancellation or material modification of such insurance, if such endorsement is available at no cost to Tenant. Notwithstanding the foregoing, Tenant may carry insurance with companies which are affiliated with Tenant (and do not meet the requirements herein) provided such insurance provided by such companies shall not exceed the deductible or self-insurance limitations herein. The insurance policies shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. If said insurance or part thereof shall expire, be withdrawn, become void by breach of any condition thereof by Tenant or become void or unsafe by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and Lender.

31.9        Any insurance policy may be written with a deductible of not more than Twenty Five Thousand and No/100 Dollars ($25,000.00), provided that Tenant indemnifies, defends and holds Landlord harmless for any Restoration and Restoration Cost to the extent that the net proceeds of insurance are insufficient to pay and perform the Restoration and the Restoration Costs.

31.10      Tenant shall pay all premiums for the insurance required by this Section 31 as they become due, and shall renew or replace each policy, and shall deliver to Landlord and Lender a certificate or other evidence of the then-existing policy and each renewal or replacement policy, not less than fifteen (15) days prior to the expiration of such policy (together with a certificate of a responsible officer of Tenant that the insurance maintained by Tenant with respect to the Premises is in compliance with the requirements of this Section 31 of this Lease). In the event of Tenant’s failure to comply with any of the foregoing requirements, Landlord shall be entitled to procure such insurance. Any sums so expended by Landlord, together with interest thereon from the date paid at the Lease Default Rate, shall be Additional Rent and shall be repaid by Tenant to Landlord, if accompanied by an invoice or other supporting documentation, immediately upon delivery of written demand therefor by Landlord.

32.          Landlord Exculpation. Anything contained herein to the contrary notwithstanding, any claim based upon liability of Landlord under this Lease shall be enforced only against the Landlord’s interest in the Premises and shall not be enforced against the Landlord individually or personally other than with respect to fraud or the misappropriation of insurance or Condemnation proceeds. In no event shall any partner, shareholder, trustee, manager, member, beneficial owner, officer, director or other owner or agent of Landlord have any liability under this Lease.

33.          Landlord’s Title. The Premises are demised and let subject to the Permitted Encumbrances without representation or warranty by Landlord. The recital of the Permitted Encumbrances herein shall not be construed as a revival of any Permitted Encumbrance which has expired.

34.          Quiet Enjoyment. So long as the Lease is in full force and effect, Landlord warrants and agrees that Tenant, on paying the Base Rent, Additional Rent and other charges due hereunder and performing all of Tenant’s other obligations pursuant to this Lease, shall and may peaceably and quietly have, hold, and enjoy the Premises for the full Term, free from molestation, eviction, or disturbance by Landlord or by any other person(s) lawfully claiming by, through or under Landlord, subject, however, to the Permitted Encumbrances.

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35.          Broker. Landlord and Tenant each represent and warrant that it has had no dealings or conversations with any real estate broker in connection with the negotiation and execution of this Lease. LANDLORD AND TENANT EACH AGREE TO DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER AGAINST ALL LIABILITIES ARISING FROM ANY CLAIM OF ANY REAL ESTATE BROKERS, INCLUDING COST OF COUNSEL FEES, RESULTING FROM THEIR RESPECTIVE ACTS. IN THE EVENT OF ANY BREACH OF LANDLORD’S REPRESENTATIONS UNDER THIS SECTION 35 OR ANY CLAIM BY TENANT AGAINST LANDLORD FOR ANY INDEMNITY UNDER THIS SECTION 35, TENANT SHALL HAVE NO RIGHT TO ABATE OR DEFER ANY PAYMENT OF ANY BASE RENT, ADDITIONAL RENT AND/OR OTHER AMOUNTS DUE UNDER THIS LEASE, OR TO EXERCISE ANY RIGHTS OF OFFSET WITH RESPECT THERETO, AND TENANT HEREBY EXPRESSLY WAIVES ANY SUCH RIGHTS THAT MAY EXIST AT LAW, IN EQUITY OR OTHERWISE.

36.          Transfer of Title. In the event of any transfer(s) of the title to the Premises, Landlord (and in the case of any subsequent transfer, the then-grantor) automatically shall be relieved from and after the date of such transfer, of all liability with respect to the performance of any obligations on the part of said Landlord contained in this Lease thereafter to be performed, including, without limitation, the release of Landlord’s outstanding obligations, if any, owed in connection with the Loan (provided that there is an assumption of Landlord’s obligations under this Lease and the Loan and subject to any conditions for such transfer as are contained in the Loan documents); provided that any amount then due and payable to Tenant by Landlord (or the then-grantor), and any other obligation then to be performed by Landlord (or the then-grantor) under this Lease, either shall be paid or performed by Landlord (or the then-grantor) or such payment or performance assumed by the transferee; it being intended hereby that the covenants, conditions and agreements contained in this Lease on the part of Landlord shall, subject to the foregoing, be binding on Landlord, its successors and assigns, only during and with respect to their respective successive period of ownership. Landlord may freely transfer the Premises and this Lease without the consent of Tenant. Until Landlord gives Tenant notice in accordance with the terms of this Lease, or Tenant receives notice, of a transfer of the Premises by Landlord, Tenant may deal with Landlord as if it continued to be the owner of the Premises. If a controlling ownership interest in Landlord is transferred and, in connection therewith, the address for notices to Landlord is changed, until Landlord gives, or Tenant receives, notice of such transfer and new address Tenant may correspond with the current owner of a controlling interest in Landlord at the prior address for notices to Landlord.

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37.          Management Agreements. Tenant shall not enter into any Management Agreement without the prior written approval of Landlord or Landlord's Lender. Concurrently with the execution of this Lease, Manager and Tenant shall enter into the Management Subordination and Estoppel Agreement in the form attached hereto as Exhibit D for the benefit of Landlord. In addition, any Manager shall be required to enter into an assignment and subordination of management fees or operating agreement in form and substance reasonably satisfactory to Landlord's Lender. Such restrictions and approval rights are solely for the purposes of assuring that the Healthcare Business is managed and operated in a first class manner consistent with applicable healthcare Laws and the preservation and protection of the Premises as security for the Loan and shall not place responsibility for the control, care, management or repair of the Premises and/or the Healthcare Business upon Landlord's Lender, or make Landlord's Lender responsible or liable for negligence in the management, operation, upkeep, repair or control of the Premises and/or the Healthcare Business. Notwithstanding the foregoing, as of the Effective Date, Landlord and Landlord's Lender have approved the Manager pursuant to the terms of the Approved Management Agreement attached hereto as Exhibit C.

38.          Hazardous Materials.

38.1        For the purposes hereof, the term “Hazardous Materials” shall include, without limitation, any material, waste or substance which is (a) included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “hazardous wastes” in or pursuant to any Laws, or subject to regulation under any Law; (b) listed in the United States Department of Transportation Optional Hazardous Materials Table, 49 C.F.R. Section 172.101, as enacted as of the date hereof or as hereafter amended, or in the United States Environmental Protection Agency List of Hazardous Substances and Reportable Quantities, 40 C.F.R. Part 302, as enacted as of the date hereof or as hereafter amended; or (c) explosive, radioactive, asbestos, a polychlorinated biphenyl, petroleum or a petroleum product or waste oil. The term “Environmental Laws” shall include all Laws pertaining to health, industrial hygiene, Hazardous Materials or the environment, including, but not limited to each of the following, as enacted as of the date hereof or as hereafter amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act of 1976,42 U.S.C. §6901 et seq.; the Toxic Substance Control Act, 15 U.S.C. §2601 et seq.; the Water Pollution Control Act (also known as the Clean Water Act), 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq.

38.2        Tenant represents and warrants to Landlord that neither the Premises, nor any portion thereof, has been used by Tenant for the generation, manufacture, storage, handling, transfer, treatment, recycling, transportation, processing, production, refinement or disposal (each, a “Regulated Activity”) of any Hazardous Materials. As of the Date of Rent Commencement, Tenant covenants it (a) will comply, and will cause the Premises to comply, with all Environmental Laws applicable to the Premises, (b) will not use, and shall prohibit the use of the Premises for Regulated Activities or for the storage, handling or disposal of Hazardous Materials (other than in connection with the operation and maintenance of the Premises and in commercially reasonable quantities as a consumer thereof, subject to compliance with applicable Laws), (c) (i) will not install or permit the installation on the Premises of any asbestos or asbestos-containing materials (except in compliance with all applicable Environmental Laws), underground storage tanks or surface impoundments and shall not permit there to exist any petroleum contamination in violation of applicable Environmental Laws originating on the Premises, and (ii) with respect to any petroleum contamination on the Premises which originates from a source off the Premises, Tenant shall notify all responsible third parties and appropriate government agencies (collectively, ‘‘Third Parties”) and shall prosecute the cleanup of the Premises by such Third Parties, including, without limitation, undertaking legal action, if necessary, to enforce the cleanup obligations of such Third Parties and, to the extent not done so by such Third Parties and to the extent technically feasible and commercially practicable, Tenant shall remediate such petroleum contamination, and (d) shall cause any alterations of the Premises to be done in a way which complies with applicable Laws relating to exposure of persons working on or visiting the Premises to Hazardous Materials and, in connection with any such alterations, shall remove any Hazardous Materials present upon the Premises which are not in compliance with applicable Environmental Laws or which present a danger to persons working on or visiting the Premises.

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Landlord agrees that Tenant may use household and commercial cleaners and chemicals to maintain the Premises, provided that such use is in compliance with all Environmental Laws. Landlord and Tenant acknowledge that any or all of the cleaners and chemicals described in this paragraph may constitute Hazardous Materials. However, Tenant may use, store and dispose of same as herein set forth, provided, that in doing so Tenant complies with all Laws. For the purposes of Sections 38.3 and 38.4, the term “Hazardous Materials” shall exclude the Hazardous Materials used as permitted in this paragraph.

38.3        If, at any time during the Term, Hazardous Materials shall be found in, on or under the Premises, unless such Hazardous Materials have been introduced by Landlord or Landlord’s agents or employees or were introduced to the Premises prior to the Substantial Completion Date, then Tenant shall (at Tenant’s sole expense), or shall cause such responsible Third Parties to, promptly commence and diligently prosecute to completion all investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (collectively, “Remedial Work”) to the extent required by Environmental Laws, and in compliance with Environmental Laws, and at Tenant’s sole cost; provided, that except as otherwise expressly provided in this Lease, Landlord shall not be required to accept any institutional control (such as a deed restriction) that restricts the permitted use of the Premises or any real property as a condition to any remedial plan approved by any governmental agency in connection with such Remedial Work. The Remedial Work required of Tenant under this Lease shall be limited to achieving clean-up standards applicable to residential use of the Premises as provided herein (“Commercial Closure”), if allowed under applicable Environmental Laws and if approved by the applicable governmental authority with jurisdiction over the Premises, Hazardous Materials and Remedial Work; provided, that the Hazardous Materials left in place would not reasonably be expected to cause or threaten to cause current or future migration of such Hazardous Materials from the environmental media in which such Hazardous Materials are present to other environmental media or to other properties in excess of applicable regulatory standards permitted under applicable Legal Requirements; and provided, further, that nothing contained in this Section 38.3 shall be deemed to limit the obligations of the Tenant under any other provision of this Section 38 including, without limitation, the indemnification obligations of the Tenant under Section 38.5. In the event an institutional control (such as a deed restriction, environmental land use restriction, or activity and use limitation) that restricts the permitted use of or activities on the Premises (hereinafter a “Restriction”) is required in order to achieve Commercial Closure, prior to submitting any proposed plan for Remedial Work to a governmental authority which proposes such a Restriction or performing or implementing such Remedial Work or actually recording any Restriction in the relevant real property records, Tenant shall submit such Restriction to Landlord for review and approval. Landlord shall not unreasonably withhold or delay its approval of any such Restrictions (a) so long as the condition set forth in subpart (c) of this sentence is satisfied, which require that the Premises not be used for a day care facility or for agricultural purposes, (b) so long as the condition set forth in subpart (c) of this sentence is satisfied and the Premises are adequately served by a municipal water supply, which prohibit the use of the ground water underlying the Premises, or (c) so long as such Restrictions would not reasonably be likely to result in a material decrease in the fair market value of the Premises based upon the use of the Premises for the Healthcare Business, would not reasonably be likely to materially affect the marketability of the Premises or the ability to obtain financing secured by the Premises based upon the use of the Premises for the Healthcare Business, and would not reasonably be likely to create ongoing monitoring or reporting obligations with respect to the Premises.

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38.4        To the extent that Tenant has knowledge thereof Tenant shall promptly provide notice to Landlord and Lender of any of the following matters:

(a)          any proceeding or investigation commenced or threatened by any governmental authority with respect to the presence of any Hazardous Material affecting the Premises;

(b)          any proceeding or investigation commenced or threatened by any governmental authority, against Tenant or Landlord, with respect to the presence, suspected presence, release or threatened release of Hazardous Materials from any property owned by Landlord;

(c)          all written notices of any pending or threatened investigation or claims made or any lawsuit or other legal action or proceeding brought by any person against (i) Tenant or Landlord or the Premises, or (ii) any other party occupying the Premises or any portion thereof in any such case relating to any loss or injury allegedly resulting from any Hazardous Material or relating to any violation or alleged violation of Environmental Laws;

(d)          the discovery of any occurrence or condition on the Premises, of which Tenant becomes aware and which is not corrected within ten (10) days, or written notice received by Tenant of an occurrence or condition on any real property adjoining or in the vicinity of the Premises, which reasonably could be expected to lead to the Premises or any portion thereof being in violation of any Environmental Laws or subject to any restriction on ownership, occupancy, transferability or use under any Environmental Laws or which might subject Landlord or Lender to any Environmental Claim. “Environmental Claim” means any claim, action, investigation or written notice by any person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of£ based on or resulting from (i) the presence, or release into the environment, of any Hazardous Materials at or from the Premises, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; and

(e)          the commencement and completion of any Remedial Work.

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38.5        TENANT SHALL BE SOLELY RESPONSIBLE FOR AND SHALL DEFEND, REIMBURSE, INDEMNIFY AND HOLD EACH INDEMNIFIED PARTY HARMLESS FROM AND AGAINST ALL DEMANDS, CLAIMS, ACTIONS, CAUSES OF ACTION, ASSESSMENTS, LOSSES, DAMAGES, LIABILITIES (INCLUDING WITHOUT LIMITATION, STRICT LIABILITIES), INVESTIGATIONS, WRITTEN NOTICES, COSTS AND EXPENSES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, DIMINUTION IN PROPERTY VALUE AND REASONABLE EXPENSES OF INVESTIGATION BY ENGINEERS, ENVIRONMENTAL CONSULTANTS AND SIMILAR TECHNICAL PERSONNEL AND REASONABLE FEES AND DISBURSEMENTS OF COUNSEL), ARISING OUT OF, IN RESPECT OF OR IN CONNECTION WITH (A) TENANT’S BREACH OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR OBLIGATIONS IN THIS LEASE, (B) THE OCCURRENCE OF ANY REGULATED ACTIVITY AT, ON OR UNDER THE PREMISES TO THE EXTENT ARISING OR OCCURRING AFTER THE DATE OF RENT COMMENCEMENT BUT PRIOR TO THE EXPIRATION OF THE TERM OR THE SURRENDER OF THE PREMISES, WHICHEVER IS LAST TO OCCUR, (C) ANY ENVIRONMENTAL CLAIM WITH RESPECT TO THE PREMISES AGAINST ANY INDEMNIFIED PARTY OR ANY PERSON WHOSE LIABILITY FOR SUCH ENVIRONMENTAL CLAIM LANDLORD OR TENANT HAS OR MAY HAVE ASSUMED OR RETAINED EITHER CONTRACTUALLY OR BY OPERATION OF LAW, (D) THE RELEASE, THREATENED RELEASE OR PRESENCE OF ANY HAZARDOUS MATERIALS AT, ON, UNDER OR FROM THE PREMISES, REGARDLESS OF HOW DISCOVERED BY TENANT, LANDLORD OR ANY THIRD-PARTY, (E) ANY REMEDIAL WORK REQUIRED TO BE PERFORMED PURSUANT TO ANY ENVIRONMENTAL LAW OR THE TERMS HEREOF WITH RESPECT TO MATTERS ARISING OR OCCURRING AFTER THE DATE OF RENT COMMENCEMENT BUT PRIOR TO THE EXPIRATION OF THE TERM OR SURRENDER OF THE PREMISES TO LANDLORD, WHICHEVER IS LAST TO OCCUR, OR (F) ANY MATTERS ARISING UNDER OR RELATING TO ANY ENVIRONMENTAL LAW AND RELATING TO THE TENANT OR THE PREMISES.

38.6        Upon Landlord’s request, at any time that Landlord has reasonable grounds to believe that Hazardous Materials (except to the extent those substances are permitted to be used by Tenant under Section 38.2 in the ordinary course of its business and in compliance with all Environmental Laws) are or have been released, stored or disposed of on or around the Premises during the Term or that the Premises may be in violation of the Environmental Laws during the Term, Tenant shall provide, at Tenant’s sole cost and expense, except as otherwise expressly set forth herein, an inspection or audit of the Premises prepared by a hydrogeologist or environmental engineer or other appropriate consultant approved by Landlord and Lender indicating the presence or absence of the reasonably suspected Hazardous Materials on the Premises or an inspection or audit of the Premises prepared by an engineering or consulting firm approved by Landlord and Lender indicating the presence or absence of friable asbestos or substances containing asbestos on the Premises. In the event that such inspection or audit determines that no such Hazardous Materials are or have been released, stored or disposed of on or around the Premises during the Term and that the Premises is not in violation of the Environmental Laws, the cost and expense of Tenant’s inspection or audit will be borne solely by Landlord. If Tenant fails to provide such inspection or audit within thirty (30) days after such request, Landlord may order the same, and Tenant hereby grants to Landlord and Lender and their respective employees, contractors and agents access to the Premises upon reasonable notice and a license to undertake such inspection or audit. The cost of such inspection or audit, together with interest thereon at the Lease Default Rate from the date Tenant is provided with written confirmation of costs incurred by Landlord until actually paid by Tenant, shall be immediately paid by Tenant on demand.

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38.7        Without limiting the foregoing, where recommended by any “Phase I” or “Phase II” assessment of the Premises and where the particular conditions on the Premises which formed the basis for such recommendation were introduced to the Premises during the Term and still exist, Tenant shall establish and comply with an operations and maintenance program relative to the Premises, in form and substance reasonably acceptable to Landlord and Lender, prepared by an environmental consultant reasonably acceptable to Landlord and Lender, which program shall address any Hazardous Materials (including, without limitation, asbestos-containing material or lead based paint) that may now or in the future be detected on the Premises. Without limiting the generality of the preceding sentence, Landlord may require (a) periodic notices or reports to Landlord and Lender in form, substance and at such intervals as Landlord may specify to address matters raised in a “Phase I” or “Phase II’ assessment, (b) an amendment to such operations and maintenance program to address changing circumstances, Laws or other matters, (c) at Tenant’s sole cost and expense, supplemental examination of the Premises by consultants reasonably acceptable to Landlord and Lender to address matters raised in a “Phase I” or “Phase II” assessment, (d) access to the Premises upon reasonable notice, by Landlord or Lender, and their respective agents or servicer, to review and assess the environmental condition of the Premises and Tenant’s compliance with any operations and maintenance program, and (e) variation of the operation and maintenance program in response to the reports provided by any such consultants.

38.8        The indemnity obligations of the Tenant and the rights and remedies of the Landlord under this Section 38 shall survive the expiration or termination of this Lease.

39.          Estoppel Certificate. Landlord and Tenant agree to deliver to each other, from time to time as reasonably requested in writing, and within a reasonable period of time after receipt of such request, an estoppel certificate, addressed to such persons as the requesting party may reasonably request, certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications), the dates to which any Base Rent due hereunder has been paid in advance, if any, and that to the knowledge of the signer of such certificate, no default hereunder by either Landlord or Tenant exists hereunder (or specifying each such default to which this signer may have knowledge), together with such other information as Landlord or Tenant may reasonably require with respect to the status of this Lease and Tenant’s use and occupancy of the Premises.

40.          Notice of Lease. Upon the request of either party hereto, Landlord and Tenant agree to execute a short form Notice of Lease or Memorandum of Lease in recordable form, setting forth information regarding this Lease, including, without limitation, if available, the dates of commencement and expiration of the Term and the Renewal Options. All taxes, fees, costs and expenses of recording such Notice of Lease or Memorandum of Lease shall be paid by Tenant unless otherwise agreed in writing by Landlord.

41.          REIT Protection.

41.1        The parties hereto intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar or successor provision thereto and this Lease shall be interpreted consistent with this intent.

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41.2        Anything contained in this Lease to the contrary notwithstanding, Tenant shall not (i) sublet, assign or enter into a management arrangement for the Premises on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on either (x) the income or profits derived by the business activities of the subtenant, assignee or manager or (y) any other formula such that any portion of any amount received by Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (ii) furnish or render any services to the subtenant, assignee or manager or manage or operate the Premises so subleased, assigned or managed; (iii) sublet, assign or enter into a management arrangement for the Premises to any Person (other than a taxable REIT subsidiary of Landlord) in which Tenant or Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (iv) sublet, assign or enter into a management arrangement for the Premises in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 41.2 shall likewise apply to any further subleasing by any subtenant.

41.3        Anything contained in this Lease to the contrary notwithstanding, the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Lease or any interest herein to another Person (including without limitation, a taxable REIT subsidiary) in order to maintain Landlord's status as a REIT; provided, however, Landlord shall be required to (i) comply with any applicable legal requirements related to such transfer including, but not limited to, any requirements under any certificate of need or other health care law, rules or regulations and (ii) give Tenant reasonable notice of any such assignment with sufficient time to meet any required notification requirements; and, provided, further, that any such assignment shall be subject to all of the rights of Tenant hereunder.

41.4        Anything contained in this Lease to the contrary notwithstanding, upon reasonable request of Landlord, Tenant shall cooperate with Landlord in good faith and at no cost or expense to Tenant, and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant regarding the valuation of the Premises in order to assist Landlord in its determination that Rent allocable for purposes of Section 856 of the Code to the Landlord’s personal property at the beginning and end of a calendar year does not exceed 15% of the total Base Rent due hereunder (the “Personal Property REIT Requirement”); provided, however, that a violation by Tenant of its obligations under this Section 41.4 and/or a determination by Landlord that a violation of the Personal Property REIT Requirement has occurred shall not constitute an Event of Default under this Lease. Anything contained in this Lease to the contrary notwithstanding, Tenant shall take such reasonable action as may be requested by Landlord from time to time in order to ensure compliance with the Personal Property REIT Requirement as long as such compliance does not (i) increase Tenant’s monetary obligations under this Lease or (ii) materially and adversely increase Tenant’s nonmonetary obligations under this Lease or (iii) materially diminish Tenant’s rights under this Lease. Accordingly, if requested by Landlord and at Landlord’s expense, Tenant shall cooperate with Landlord as may be reasonably necessary from time to time to more specifically identify and/or value the Landlord personal property in connection with the compliance with the Personal Property REIT Requirement. Landlord shall reimburse Tenant for the reasonable amount of any out of pocket expenses incurred by Tenant in satisfying the requirements of this Section 41.4.

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41.5        Landlord shall have no obligation to provide any services (and no Person, on behalf of Landlord, shall have any obligation to provide any services) under this Lease to or for the convenience of the Tenant or any sublessee of the Tenant except to the extent such services are (a) customarily provided to tenants in the geographic area in which the Premises is located and of a similar class of property, or (b) services provided by a third party (i) who is adequately compensated by the Tenant or sublessee of the Tenant for the provision of such services, (ii) from whom the Landlord does not directly or indirectly derive or receive any income or revenue, (iii) who does not own 35% or more of the beneficial ownership of the Landlord, and (iv) not more than 35% of whose interests in assets or net profits (if such third party is a partnership or joint venture) or voting power or value of all classes of its stock (if such third party is a corporation) is owned, directly or indirectly, by persons owning, directly or indirectly, 35% or more of the Landlord.

41.6        For the purposes of this Section 41, the term “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

42.          Miscellaneous.

42.1        This Lease shall be governed and construed in accordance with the Laws of the State.

42.2        The headings of the Sections are for convenient reference only, and are not to be construed as part of this Lease.

42.3        The language of this Lease shall be construed according to its plain meaning, and not strictly for or against Landlord or Tenant; and the construction of this Lease and of any of its provisions shall be unaffected by any argument or claim that this Lease has been prepared, wholly or in substantial part, by or on behalf of Tenant or Landlord.

42.4        Landlord and Tenant each warrant and represent to the other, that each has full right to enter into this Lease and that there are no impediments, contractual or otherwise, to full performance hereunder.

42.5        This Lease shall be binding upon the parties hereto and shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of Landlord and the successors and assigns of Tenant.

42.6        In the event of any suit, action, or other proceeding at law or in equity, by either party hereto against the other, by reason of any matter arising out of this Lease, the prevailing party shall recover, not only its legal costs, but also reasonable attorneys’ fees (to be fixed by the Court) for the maintenance or defense of said suit, action or other proceeding, as the case may be.

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42.7        A waiver by either party of any breach(es) by the other of any one or more of the covenants, agreements, or conditions of this Lease, shall not bar the enforcement of any rights or remedies for any subsequent breach of any of the same or other covenants, agreements, or conditions.

42.8        This Lease and the referenced schedules and exhibits set forth the entire agreement between the parties hereto and may not be amended, changed or terminated orally or by any agreement unless such agreement shall be in writing and signed by Tenant and Landlord and approved in writing by the Lender.

42.9        If any provision of this Lease or the application thereof to any persons or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by Law.

42.10      The submission of this Lease for examination does not constitute a reservation of or agreement to lease the Premises; and this Lease shall become effective and binding only upon proper execution and unconditional delivery thereof by Landlord and Tenant.

42.11      When the context in which words are used in this Lease indicates that such is the intent, words in the singular number shall include the plural and vice versa, and words in the masculine gender shall include the feminine and neuter genders and vice versa. Further, references to “person” or “persons” in this Lease shall mean and include any natural person and any corporation, partnership, joint venture, limited liability company, trust or other entity whatsoever. If Tenant comprises of one or more persons or entities, the obligations of Tenant hereunder shall be joint and several.

42.12      All references to “business days” contained herein are references to normal working business days, i.e., Monday through Friday of each calendar week, exclusive of federal and national bank holidays.

42.13      Time is of the essence in the payment and performance of the obligations of Tenant under this Lease.

42.14      In the event that the Landlord hereunder consists of more than one (1) person, then all obligations of the Landlord hereunder shall be joint and several obligations of all persons named as Landlord herein. If any such person directly or indirectly transfers its interest in the Premises, whether by conveyance of its interest in the Premises, merger or consolidation or by the transfer of the ownership interest in such Person, such transferee and its successors and assigns shall be bound by this Section 41.14. All persons named as Landlord herein shall collectively designate a single person (the “Designated Person”) to be the person entitled to give notices, waivers and consents hereunder. If Landlord consists of only one person, such person shall be the Designated Person. Landlord agrees that Tenant may rely on a waiver, consent or notice given by such Designated Person as binding on all other persons named as Landlord herein; provided, that any amendment, change or termination of this Lease which is permitted under Section 41.8 must be signed by all persons named as Landlord. The Designated Person shall be the only person entitled to give notices hereunder by the Landlord, and Tenant may disregard all communications from any other person named as Landlord herein, except as provided in the immediately following sentence. The identity of the Designated Person may be changed from time to time by ten (10) business days’ advance written notice to the Tenant signed by either the Designated Person or by all persons named as Landlord herein.

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42.15      If Landlord shall be in default under any of the provisions of this Lease, Tenant may, after thirty (30) days written notice to Landlord and failure of Landlord to cure during said period (or such longer period of time as may reasonably be necessary, but under no circumstances longer than a total of ninety (90) days, if the default may not be cured within thirty (30) days but Landlord has commenced and is diligently pursuing a cure of such default), but without notice in the event of an emergency, do whatever is necessary to cure such default as may be appropriate under the circumstances for the account of and at the expense of Landlord. If an emergency exists, Tenant shall use reasonable efforts to notify Landlord of the situation by phone or other available communication before taking any such action to cure such default.

41.16      As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant of this Lease and shall be covered by the indemnity provisions of Section 28 above, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the Date of Lease above written.

LANDLORD:

CHP FRIENDSWOOD SNF, LLC
a Delaware limited liability company

By:	/s/ Kent Eikanas
Name:	Kent Eikanas
Its:	President of the Manager

TENANT:

FRIENDSWOOD TRS, LLC,
a Delaware limited liability company

By:	/s/ Laurence Daspit
Name:	Laurence C. Daspit
Its:	CFO

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ALL SCHEDULES AND EXHIBITS EXCLUDED